Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MELLANOX TECHNOLOGIES, LTD.,

MELLANOX TECHNOLOGIES, INC.,

KARATE SUB, INC.,

KOTURA, INC.,

AND

GF PRIVATE EQUITY GROUP, LLC,

AS THE SHAREHOLDER REPRESENTATIVE

MAY 14, 2013

Exhibit A	Key Employees and Key Executives
Exhibit B	Form of Agreement of Merger
Exhibit C	Amended and Restated Articles of Incorporation
Exhibit D	Form of Escrow Agreement
Exhibit E	Company Shareholder Approval
Exhibit F	Form of Information Statement
Exhibit G	Form of Consideration Spreadsheet
Exhibit H	Form of Release
Exhibit I	Persons to Execute Releases

Company Disclosure Schedule
Schedule 5.07 — Company RSUs
Schedule 8.02(c) — Required Consents

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 14, 2013, is entered into by and among Kotura, Inc., a California corporation (the “Company”), Mellanox Technologies, Inc., a California corporation (“Parent”), Karate Sub, Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), GF Private Equity Group, LLC, as the Shareholder Representative, and solely for the purposes of Section 2.13 and Article 6, Mellanox Technologies, Ltd., an Israeli corporation (“Ultimate Parent”).

RECITALS

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”), the board of directors of Merger Sub (the “Merger Sub Board of Directors”), the board of directors of Ultimate Parent (the “Ultimate Parent Board of Directors”), and the board of directors of the Company (the “Company Board of Directors”) deem it advisable and in the best interests of each corporation and its respective shareholders that Parent and the Company engage in a business combination transaction as contemplated by this Agreement.

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law (the “CGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as a wholly owned subsidiary of Parent.

WHEREAS the Company Board of Directors has determined that the consideration to be paid to the shareholders of the Company pursuant to this Agreement for each share held by them of (a) Company Common Stock, and/or (b) Company Preferred Stock is fair to and in the best interests of such shareholders.

WHEREAS, this Agreement has been approved by the Parent Board of Directors, Merger Sub Board of Directors, Ultimate Parent Board of Directors and Company Board of Directors.

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the parties to this Agreement hereby agree as follows; provided that Ultimate Parent is a party to this Agreement solely for the purposes of Section 2.13 and Article 6:

ARTICLE 1.
DEFINITIONS

Section 1.01                            Definitions.

(a)                                 As used in this Agreement, the following terms have the following meanings:

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company or any of its Subsidiaries, (ii) the issuance, disposition or acquisition of (a) any capital stock or other equity security of the Company or its Subsidiaries (other than in connection with the exercise of any Company Option), (b) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other equity security of the Company or any of its Subsidiaries (other than the grant of Company Options to newly hired employees of the Company in the ordinary course of business consistent with past practices), or (c) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any of its Subsidiaries or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving the Company or any of its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Aggregate Merger Consideration” means (i) $90,000,000, minus (ii) the sum of (A) the Closing Indebtedness, (B) the amount of Company Transaction Expenses and (C) the amount, if any, by which Estimated Closing Working Capital is less than Target Net Working Capital, plus (iii) the amount, if any, by which Estimated Closing Working Capital exceeds Target Net Working Capital.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law (including common law), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets or properties, as amended unless expressly specified otherwise.

“Balance Sheet” means the consolidated unaudited balance sheet of the Company as of December 31, 2012 and the footnotes thereto.

“Balance Sheet Date” means December 31, 2012.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CFIUS” means the Committee on Foreign Investment in the United States or any successor entity.

“Closing Indebtedness” means the aggregate Indebtedness of the Acquired Companies as of the close of business on the day immediately preceding the Closing Date.

“Closing Working Capital” means the Net Working Capital as of the close of business on the day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means collectively, the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Company’s Common Stock, no par value.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent.

“Company Equity Plan” means the Kotura, Inc. Amended and Restated 2003 Stock Plan, as amended.

“Company IP” means all Intellectual Property Rights and Technology owned or purported to be owned by any Acquired Company.

“Company IP Contract” means any Contract to which any Acquired Company is party or by which any Acquired Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right, or that otherwise relates to any Company IP or any Technology developed by, with, or for any Acquired Company.

“Company Option” means any option that is exercisable for shares of Company Common Stock which was granted pursuant to the Company Equity Plan.

“Company Optionholder” means a holder of a Company Option.

“Company Preferred Stock” means the Company’s Preferred Stock, no par value.

“Company RSU Holder” means a holder of a Company RSU.

“Company RSUs” means the restricted stock units covering that number of shares of Company Common Stock determined by dividing $8,000,000 by the Per Share Amount to be granted by the Company to certain employees of the Acquired Companies as of immediately prior to the Closing Date in accordance with Section 5.07.

“Company Shareholder” means any holder of Company Capital Stock that does not perfect its dissenters’ rights and is otherwise entitled to receive merger consideration pursuant to Section 2.06(a).

“Company Shareholder Approval” means the written consent of the Company Shareholders, in the form attached as Exhibit E.

“Company Transaction Expenses” means (i) any fees and disbursements incurred by or on behalf of any Acquired Company and paid to or payable to any financial advisor, investment banker, broker or finder in connection with the transactions contemplated by this Agreement; (ii) the fees and disbursements paid or payable to legal counsel or accountants of the Acquired Companies that are payable by the Acquired Companies in connection with the transactions contemplated by this Agreement; (iii) any bonuses, severance, retention, change in control or other transaction-related payments paid or to be paid to any current or former director, officer or employee of any Acquired Company in connection with the Merger or any of the other transactions contemplated by this Agreement (whether paid or provided on, prior to or following the Closing Date) and any payroll taxes incurred or to be incurred by any Acquired Company in connection therewith; (iv) any payroll taxes incurred or to be incurred by Parent or any Acquired Company in connection with cash payments made in exchange for the cancellation of vested Company Options; and (v) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by the Acquired Companies in connection with the transactions contemplated by this Agreement (including the cost of the D&O “tail” policy referenced in Section 6.04).  For avoidance of doubt, other than payroll taxes incurred or to be incurred in connection with cash payment made in exchange for the cancellation of vested Company Options, Company Transaction Expenses shall not include any amounts due or payable with respect to the Company Options or Company RSUs arising in connection with the transactions contemplated by this Agreement.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written.

“Damages” include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature, but excluding decline in value, lost opportunity and punitive Damages, other than as owed to a third party.

“Disclosure Materials” means the documents, materials and notices prepared or to be prepared by the Company pursuant to the CGCL, the Existing Company Articles or otherwise in connection with obtaining the Company Shareholder Approval.

“Dissenting Shareholders” means Persons who object to the Merger and comply with the provisions of the CGCL concerning the rights of holders of Company Capital Stock to dissent from the Merger and require appraisal of their shares of Company Capital Stock.

“Dissenting Shares” means shares of Company Capital Stock held by Dissenting Shareholders.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Acquired Companies as currently conducted.

“Equityholder” means a Company Shareholder, a Company Optionholder or a Company RSU Holder, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) which, together with such entity, is (or at the relevant time was) required to be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Company Articles” means the Amended and Restated Articles of Incorporation of the Company, dated as of June 27, 2012.

“Fully Diluted Common Number” means the sum (without duplication) of (i) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; (ii) the total number of shares of Company Common Stock that are issuable upon the conversion in full of all shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time; and (iii) the total number of shares of Company Common Stock that are issuable upon the conversion or exercise in full of all convertible securities, options, warrants or other rights to acquire Company Capital Stock that are outstanding immediately prior to the Effective Time (whether vested or unvested).

“GAAP” means generally accepted accounting principles in the United States.

“General Escrow Fund” means an amount in cash equal to $8,000,000.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (whether or not contingent and including all outstanding principal, prepayment premiums, penalties and similar amounts, if any, and accrued but unpaid interest, fees and expenses related thereto): (i) indebtedness for borrowed money in respect of which such Person is liable as obligor or otherwise (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities), (ii) any obligations of such Person to pay the deferred purchase price of property, goods or services (other than trade payables incurred in the ordinary course of business and payable consistent with past practices), (iii) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP, (iv) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (v) any liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person, (vi) any commitment by which such Person assures a creditor against loss (including contingent reimbursement liabilities with respect to letters of credit) and (vii) any obligations of the type described in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations.

“Indemnitees” mean the following Persons: (i) Parent; (ii) Parent’s current and future Affiliates (including the Surviving Corporation and any of its Subsidiaries); (iii) the respective Representatives of the Persons referred to in clauses “(i)” and “(ii)” above; and (iv) the respective successors and assigns of the Persons referred to in clauses “(i),” “(ii)” and “(iii)” above; provided, however, that the Equityholders shall not be deemed to be “Indemnitees.”

“Intellectual Property Rights” means and includes all rights in and to the following types of intellectual property, which may exist or be created under the laws of any jurisdiction: (i) Patents (including all members of the Patent Family of such Patents), (ii) trademark, trade name, trade dress, logos and other brand elements (including brand names, product names, slogans and hashtags), and service mark rights (whether or not registered), trade dress and similar rights, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor

(collectively, “Trademarks”), (iii) rights in works of authorship, including any copyrights and rights under copyrights, whether registered or unregistered, including exclusive exploitation rights and moral rights, and any registrations and applications for registration thereof, (iv) mask work rights, and any registrations and applications for registration therefor; (v) rights in databases and data collections (including design databases, knowledge databases, customer lists and customer databases) under the Laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefore, (vi) trade secrets, and other rights in show how, know how (including any ideas, formulas, compositions, inventions (whether patentable or not and however documented), processes, techniques, specifications, business plans, proposals, designs, technical data, invention disclosures, customer data, financial information, pricing and cost information, bills of material or other similar information), unpatented improvements to any Patent or confidential or proprietary information, (vii) rights to any URL and domain name registrations, (viii) inventions (whether or not patentable); (ix) all claims and causes of actions arising out of or related to any past, current or future infringement or misappropriation of any of the foregoing; and (x) any other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“Inventory” means all raw materials, work-in-process, products, finished goods, supplies, spare parts and other inventories regardless of the stage of development or planning, including all such items (i) owned by any of the Acquired Companies, (ii) in transit from suppliers of the Acquired Companies or to customers of the Acquired Companies, (iii) held for delivery by suppliers of the business of the Acquired Companies, or (iv) held on consignment by third parties.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all computer hardware (including ancillary, network and telecommunications equipment) and software owned or used by any of the Acquired Companies.

“Key Employees” means the individuals identified as “Key Employees” on Exhibit A.

“Key Executives” means the individuals identified as “Key Executives” on Exhibit A.

“Knowledge” means the actual knowledge of each of Jean-Louis Malinge, Medhi Asghari, Arlon Martin, Wayne White, Xavier Clairardin, Samir Desai and David Chang, in each case, after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any event, occurrence, condition, change, development or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole; provided, however, that no event, occurrence, condition, change, development or state of facts relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses (but only to the extent such events, occurrences, conditions, changes, developments or states of facts do not, individually or in the aggregate, have a disproportionate impact on any Acquired Company relative to other Persons in similar businesses) shall be deemed in themselves, to constitute a Material Adverse Effect.

“Net Working Capital” means (i) the aggregate dollar amount of all assets properly characterized as current assets of the Acquired Companies under GAAP (excluding cash, cash equivalents and prepaid Company Transaction Expenses and deferred Taxes), less (ii) the aggregate dollar amount of all liabilities properly characterized as current liabilities of the Acquired Companies under GAAP (but excluding Closing Indebtedness and unpaid Company Transaction Expenses), in the case of each of clause (i) and clause (ii), as of the close of business on the day immediately preceding the Closing Date and calculated in accordance with the Specified Accounting Principles.

“Parent Party” or “Parent Parties” means, individually or collectively, Ultimate Parent, Parent and Merger Sub.

“Patent Family” means (i) all Patents or applications in the same priority chain (i.e., all Patents that claim priority to the same non-provisional application or applications, and all Patents and non-provisional applications from which priority is claimed by the identified patent or application), (ii) all corresponding foreign Patents, and (iii) all Patents that are subject to a terminal disclaimer that disclaims the term of any such Patent beyond the term of any member of the family.

“Patents” means all U.S. and foreign patents and applications therefor and all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all foreign equivalents of any of the foregoing.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, or any other piece of information that allows the identification of such natural person or enables access to such person’s financial information.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending on (and including) the Closing Date.

“Pro Rata Share” means, with respect to a Company Shareholder or holder of a vested Company Option immediately prior to the Merger, a fraction, (i) the numerator of which is the value of the Aggregate Merger Consideration payable to such holder pursuant to this Agreement in exchange for shares of Company Capital Stock and vested Company Options and (ii) the denominator of which is the value of the Aggregate Merger Consideration payable to all Company Shareholders and all holders of vested Company Options pursuant to this Agreement in exchange for shares of Company Capital Stock and vested Company Options (in each case without taking into account the deduction of any portion of the General Escrow Fund, Working Capital Escrow Fund and the Shareholder Representative Expense Fund to be deposited with the Escrow Agent on behalf of such Persons pursuant to this Agreement).

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Protected Health Information” has the meaning given to it under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (5 CFR 160.103) and includes electronic protected health information.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all Patents, registered copyrights, registered Trademarks and domain names and all applications for any of the foregoing.

“Representatives” means a Person’s shareholders, officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Requisite Shareholder Approval” shall mean with respect to this Agreement (i) a majority of the votes represented by all outstanding shares of Company Common Stock voting as a separate class; (ii) a majority of the votes represented by all outstanding shares of Company Preferred Stock voting as a separate class; and (iii) a majority of the votes represented by all outstanding shares of Company Common Stock and all outstanding shares of Company Preferred Stock (on an as-converted to Company Common Stock basis) voting together as a single class on an as-converted to Company Common Stock basis.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Representative Expense Fund” means an amount in cash equal to $300,000.

“Standard Software” means generally commercially available, “off-the-shelf” or “shrink-wrapped” or “click-wrap” software that is not incorporated into, or used directly in the development, manufacturing, or distribution of, the Company’s products or services.

“Straddle Period” means any period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person) owns, directly or indirectly, (i) 50% or more of the shares or other equity interests, or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions.

“Target Net Working Capital” means $1,400,000.

“Tax” means any and all taxes, including (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign), (ii) in the case of any Acquired Company, any liability for the payment of any amount described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means and includes any tangible embodiments of Intellectual Property Rights, including know-how, mask sets, wafers, development tools, algorithms, databases, data collections, diagrams, inventions, methods and processes (whether or not patentable), assembly designs, assembly methods, protocols, layout rules, schematics, packaging and other specifications, blocks and cell libraries, software (in any form, including source code, executable code, firmware, hardware configuration data, API’s, RTL code, Gerber files and GDSII files), techniques, interfaces, verification tools, technical documentation (including instruction manuals, samples, studies and summaries), designs, bills of material, build instructions, test automation, test reports, performance data, routines, formulae, test vectors, semiconductor test programs, IP cores, net lists, lab notebooks, prototypes, samples, studies, process flow, process module data, yield data, reliability data, and other engineering data and test results, customer lists, product roadmaps, works of authorship, trade secrets and other technical information.

“Working Capital Escrow Fund” means $1,500,000.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2012 Audited Financial Statements	5.11
280G Approval	8.02(l)
401(k) Plan	5.06(a)
Acquisition Engagement	11.04(a)
Agreement	Preamble
Agreement of Merger	2.04
Amended and Restated Articles of Incorporation	2.05(a)
Assumed Option	2.13(b)
Assumed RSU	2.13(d)
CGCL	Recitals
Claim	10.07
Claim Dispute Notice	10.04(c)
Client Files	11.04(a)
Closing	2.03
Closing Balance Sheet	2.12(b)(i)
Closing Date	2.03
Company	Preamble
Company Board of Directors	Recitals
Company Board Recommendation	3.02(b)
Company Closing Certificate	8.02(e)(iii)
Company Cure Period	9.01(e)
Company Engagements	11.04(a)
Company Leased Real Property	3.12(a)
Company Products	3.16(m)
Company RSU	5.07
Company Securities	3.05(c)
Company Stock Certificate	2.07

Term	Section
Confidentiality Agreement	6.02(a)
Consideration Spreadsheet	5.09
Continuing Employee	5.06(b)
Covered Products and Services	3.16(a)
Deductible	10.03(a)
Designated Accounting Firm	2.12(b)(v)
Dispute Notice	2.12(b)(iii)
Disqualified Individual	5.05
Effective Time	2.04
Employee Plans	3.22(b)
End User Agreement	3.16(f)
Equity Exchange Ratio	2.13(b)
Escrow Agent	2.08(d)
Escrow Agreement	2.08(d)
Estimated Closing Working Capital	2.12(a)
Excess	2.12(c)(ii)
Exon-Florio	6.01(c)
Expert Calculations	2.12(b)(v)
Expiration Date	10.01(a)
Export Laws	3.10(b)
Financial Statements	3.06(a)
FR Expiration Date	10.01(a)
Fundamental Representation	10.01(a)
General Expiration Date	10.01(a)
Indemnitors	10.02(a)
Information Statement	5.02(a)
Invoice	5.10
IPR Expiration Date	10.01(a)
Malicious Code	3.16(n)
Material Contract	3.09(a)
Material Customers	3.25(a)
Material Suppliers	3.25(b)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board of Directors	Recitals
Merger Sub Common Stock	2.06(c)
Officer’s Claim Certificate	10.04(a)
Option Consideration	2.13(a)
Other Interested Party	5.03(a)
Parent	Preamble
Parent Board of Directors	Recitals
Parent Closing Certificate	8.03(c)(ii)
Parent Closing Statement	2.12(b)(i)
Parent Cure Period	9.01(f)
Payment Agent	2.08(a)
Payoff Letter	5.10
Per Share Amount	2.06(a)
Permits	3.20
Permitted Liens	3.13(a)(iii)

Term	Section
Pre-Closing Return	7.04
Privacy Agreements	3.18(a)
Privileged Acquisition Communications	11.04(b)
Real Property Lease	3.12(a)
Related Person	3.24
Review Period	2.12(b)(iii)
Rights Agreement	3.05(h)
Shareholder Representative	11.01(a)
Shortfall	2.12(c)(i)
Specified Accounting Principles	2.12(a)
Standard Warranty	3.14(a)
Surviving Corporation	2.01
Tax Contest	7.04
Transfer Taxes	7.06
Voting Agreement	3.05(h)
Waived Parachute Payments	5.05
WARN Act	3.22(s)

Section 1.02                            Definitional and Interpretative Provisions.

(a)                                 The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                                 The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c)                                  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)                                 Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)                                  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f)                                   The use of the word “or” shall not be exclusive.

(g)                                  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(h)                                 The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement.  Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i)                                     A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(j)                                    Except as set forth on Section 1.02 of the Company Disclosure Schedule, a document shall be deemed to have been “delivered,” “provided,” “furnished,” or “made available” to Parent only to the extent that such document has been (i) made available in the data rooms established by the Company for the purposes of the transactions contemplated by this Agreement (on Merrill Datasite under the project name “K Pacific” or Box.net under the folder name “Project Pacific — Corporate Matters Documents for LW”) or (ii) delivered to Parent or its counsel via electronic mail; in the case of each of clause (i) and (ii), at least three (3) Business Days prior to the date hereof.

(k)                                 No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.  No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).  The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.

ARTICLE 2.
DESCRIPTION OF THE TRANSACTION

Section 2.01                            The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02                            Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL.

Section 2.03                            Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025 at 11:00 a.m. local time on a date to be specified by the parties, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 9 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing.  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 2.04                            Effective Time.  Contemporaneous with, or as promptly as practicable after the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of California an agreement of merger in the form attached hereto as Exhibit B (the “Agreement of Merger”) and executed in accordance with the relevant provisions of the CGCL, together with the officers’ certificates required by Section 1103 of the CGCL, and shall make all other filings or recordings required under the CGCL in order to consummate the Merger.  The Merger shall become effective at the time the Agreement of Merger and related officers’ certificates are filed with the Secretary of State of the State of California (the “Effective Time”).

Section 2.05                            Articles of Incorporation and Bylaws; Directors and Officers.  Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a)                                 the Company’s articles of incorporation shall be amended and restated as of the Effective Time in accordance with the relevant provisions of the CGCL to read in their entirety as set forth in Exhibit C hereto (the “Amended and Restated Articles of Incorporation”) and, as so amended, such Amended and Restated Articles of Incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the terms and conditions stated therein or under Applicable Law;

(b)                                 the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended in accordance with the terms and conditions stated therein or under Applicable Law; and

(c)                                  the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified by Parent in its sole discretion prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.06                            Conversion of Shares.  Subject to Sections 2.08 and 2.11, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(a)                                 Each share of Company Capital Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash, without interest, determined by dividing (i) the sum of (A) the Aggregate Merger Consideration and (B) the aggregate amount of the exercise prices of all Company Options (whether vested or unvested) outstanding at the Effective Time by (ii) the Fully Diluted Common Number, rounded to five decimal places (the “Per Share Amount”).

(b)                                 Each share of Company Capital Stock held by the Company, Merger Sub or Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

(c)                                  Each share of the common stock, no par value, of Merger Sub (the “Merger Sub Common Stock”) outstanding immediately prior to the Effective Time shall be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(d)                                 If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Common Stock or Merger Sub Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares or any stock dividend thereon with a record date during such period, or any similar transaction or event, the Aggregate Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Merger Sub Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.07                            Closing of the Company’s Transfer Books.  At the Effective Time, holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the

Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any of such shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.08.

Section 2.08                            Exchange of Certificates; Escrow Fund.

(a)                                 Prior to the Effective Time, Parent shall appoint Wells Fargo Bank, N.A. as agent (the “Payment Agent”) for the purpose of exchanging the Aggregate Merger Consideration to be paid pursuant to Section 2.06 for Company Stock Certificates or pursuant to Section 2.13(a).  Promptly after the Effective Time, Parent shall send, or shall cause the Payment Agent to send, to each holder of shares of Company Capital Stock at the Effective Time a letter of transmittal and instructions (in a form acceptable to Parent and the Surviving Corporation, which shall include, as applicable, an acknowledgement and agreement to be bound by the provisions of Article 10 and Section 11.01 of this Agreement) for use in such exchange.

(b)                                 Upon surrender of a Company Stock Certificate for cancellation to the Payment Agent, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, (i) the holder of such Company Stock Certificate shall be entitled to receive in exchange for each share of Company Capital Stock formerly represented by such Company Stock Certificate an amount in cash that such holder has the right to receive therefor pursuant to the provisions of Section 2.06(a), less the portions of such cash amount to be deposited in the General Escrow Fund, the Working Capital Escrow Fund and the Shareholder Representative Expense Fund in respect of such share of Company Capital Stock pursuant to Section 2.08(d), and (ii) the Company Stock Certificate so surrendered shall forthwith be canceled. The Payment Agent shall, promptly after receipt of each properly surrendered Company Stock Certificate, cause the payment described in the preceding sentence to be sent by check to the holder of such Company Stock Certificate to the mailing address designated by such holder in the letter of transmittal delivered with such Company Stock Certificate.  Until so surrendered, each outstanding Company Stock Certificate that prior to the Effective Time represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive upon such surrender the Per Share Amount for each of such shares pursuant to Section 2.06(a) (subject to the provisions hereof relating to the General Escrow Fund, Working Capital Escrow Fund and the Shareholder Representative Expense Fund).  If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent shall, as a condition precedent to the issuance of any merger consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c)                                  Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of shares of Company Capital Stock for the Per Share Amount attributable to each of such shares or for any other cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

(d)                                 Promptly after the Effective Time, Parent shall deliver to Wells Fargo Bank, N.A. (the “Escrow Agent”), as the escrow agent under the Escrow Agreement in the form attached hereto as Exhibit D (the “Escrow Agreement”), the General Escrow Fund, the Working Capital Escrow Fund and the Shareholder Representative Expense Fund to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.  Any amounts remaining unclaimed by Equityholders three (3) years after the

Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Applicable Law, become the property of Parent free and clear of any Lien.  The General Escrow Fund, Working Capital Escrow Fund and the Shareholder Representative Expense Fund shall be funded by deducting from the amount otherwise payable to an Equityholder such Equityholder’s Pro Rata Share of the General Escrow Fund, Working Capital Escrow Fund and the Shareholder Representative Expense Fund (and such Pro Rata Share of the General Escrow Fund, Working Capital Escrow Fund and the Shareholder Representative Expense Fund shall be allocated equally on a pro rata basis for purposes of Section 2.08(b) among all vested shares of Company Capital Stock formerly held by such Equityholder and shares of Company Capital Stock subject to a vested Company Option pursuant to which Option Consideration was payable to such holder at the Effective Time).

(e)                                  Any portion of the Aggregate Merger Consideration that remains undistributed to Equityholders as of the first (1st) anniversary of this Agreement shall be delivered to Parent upon demand, and Equityholders who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.08 shall thereafter look only to Parent for satisfaction of their claims for any Aggregate Merger Consideration payable with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificates without any interest thereon.

Section 2.09                            Withholding Rights.  Each of Parent, Merger Sub, the Payment Agent, the Escrow Agent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable to any Equityholder or former Equityholder or other Person pursuant to this Agreement such amounts as Parent, Merger Sub, the Payment Agent, the Escrow Agent or the Surviving Corporation, as the case may be, are required to deduct or withhold therefrom under the Code, or any Tax law, with respect to the making of such payment.  To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid in respect of whom such deduction and withholding was made.

Section 2.10                            Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation and its Subsidiaries or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and its Subsidiaries and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2.11                            Dissenting Shares.

(a)                                 Notwithstanding the foregoing provisions of this Article II, if any Dissenting Shareholder shall demand to be paid the “fair market value” of its Dissenting Shares, as provided in Chapter 13 of the CGCL, such Dissenting Shares shall not be converted into or exchangeable for a right to receive the Per Share Amount and the holders thereof shall be entitled only to payment of the fair market value of such Dissenting Shares, in accordance with Chapter 13 of the CGCL, unless and until such Dissenting Shareholder withdraws (in accordance with Chapter 13 of the CGCL) or effectively loses the right to dissent.  At the Effective Time, the Dissenting Shares shall no longer be outstanding, and each holder of a Company Stock Certificate that immediately prior to the Effective Time represented Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair market value of such shares in accordance with the provisions of Chapter 13 of the CGCL.  Each holder of Dissenting Shares who becomes entitled to payment of the fair market value for such shares pursuant to Chapter 13 of the CGCL shall receive payment therefor from the Surviving Corporation in accordance with the CGCL; provided, however, that if any such holder of Dissenting Shares fails to perfect or otherwise effectively withdraws or loses such holder’s right to receive payment of the fair market value of such Dissenting Shares, each share held by such holder shall not constitute a Dissenting Share and shall be treated as if it had been a share of Company Common Stock immediately prior to the Effective Time and converted, as of the Effective Time, into and shall represent only the right to receive (upon the surrender of the certificate representing such share) the Per Share Amount in accordance with Section 2.06, without any interest thereon.

(b)                                 The Company shall give Parent prompt notice and a copy of any notice of a Dissenting Shareholder’s demand for payment pursuant to Chapter 13 of the CGCL, of any request to withdraw a demand for payment and of any other instrument delivered to it pursuant to Section 13 of the CGCL.  The Company and Parent agree that the price determined by the Company to represent the “fair market value” of a Dissenting Share for purposes of the notice required by Section 1301(a) of the CGCL and the related offer to purchase Dissenting Shares is $2.40 per Dissenting Share.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing prior to such payment or settlement offer.

Section 2.12                            Closing Working Capital Adjustment.

(a)                                 Pre-Closing Estimate.  No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent the Company’s good faith estimate of Closing Working Capital, such estimate to be based on the Company’s books and records and other information then available and prepared in accordance with the accounting principles and illustration set forth in Section 2.12(a) of the Company Disclosure Schedule (the “Specified Accounting Principles”).  The Company shall deliver all relevant backup materials, schedules and the illustration prepared as set forth above, in detail reasonably acceptable to Parent, concurrently with the delivery of such estimate.  Based on such estimate and prior to the Closing Date, Parent and the Company shall in good faith calculate an estimate of Closing Working Capital (“Estimated Closing Working Capital”) to be used to determine the Per Share Amount for purposes of Section 2.06.

(b)                                 Post-Closing Adjustment.

(i)                                     As promptly as reasonably practicable, but in no event later than one hundred twenty (120) calendar days following the Closing Date, Parent shall cause to be prepared in accordance with the Specified Accounting Principles and delivered to the Shareholder Representative an unaudited consolidated balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date (the “Closing Balance Sheet”), together with a statement (the “Parent Closing Statement”) setting forth in reasonable detail Parent’s calculation of Closing Working Capital.

(ii)                                  From and after the delivery of the Closing Balance Sheet and the Parent Closing Statement, Parent shall provide the Shareholder Representative and any accountants or advisors retained by the Shareholder Representative with reasonable access during normal business hours to the books and records of the Surviving Corporation for the purposes of: (A) enabling the Shareholder Representative and its accountants and advisors to calculate, and to review Parent’s calculation of Closing Working Capital; and (B) identifying any dispute related to the calculation of Closing Working Capital set forth in the Parent Closing Statement.

(iii)                               If the Shareholder Representative disputes the calculation of Closing Working Capital set forth in the Parent Closing Statement, then the Shareholder Representative shall deliver a written notice (a “Dispute Notice”) to Parent and the Escrow Agent during the thirty (30)-day period commencing upon receipt by the Shareholder Representative of the Closing

Balance Sheet and the Parent Closing Statement (the “Review Period”).  The Dispute Notice shall set forth, in reasonable detail, the principal basis for the dispute of such calculation.

(iv)                              If the Shareholder Representative does not deliver a Dispute Notice to Parent prior to the expiration of the Review Period, Parent’s calculation of Closing Working Capital set forth in the Parent Closing Statement shall be deemed final and binding on Parent, the Shareholder Representative and Equityholders for all purposes of this Agreement.

(v)                                 If the Shareholder Representative delivers a Dispute Notice to Parent prior to the expiration of the Review Period, then the Shareholder Representative and Parent shall use commercially reasonable efforts to reach agreement on the calculation of Closing Working Capital.  If the Shareholder Representative and Parent are unable to reach agreement on the calculation of Closing Working Capital within twenty (20) calendar days after the end of the Review Period, the Shareholder Representative, on the one hand, or Parent, on the other hand, shall have the right to refer such dispute to the San Jose, California office of Deloitte & Touche LLP (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such twentieth (20th) day.  In connection with the resolution of any such dispute by the Designated Accounting Firm: (A) each of Parent and the Shareholder Representative shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their respective views as to any disputed issues with respect to the calculation of Closing Working Capital; (B) the Designated Accounting Firm shall determine Closing Working Capital in accordance with the Specified Accounting Principles within thirty (30) calendar days of such referral and, upon reaching such determination, shall deliver a copy of its calculations (the “Expert Calculations”) to the Shareholder Representative, Parent and the Escrow Agent; and (C) the determination of Closing Working Capital made by the Designated Accounting Firm shall be final and binding on Parent, the Shareholder Representative and the Equityholders for all purposes of this Agreement, absent manifest error.  In calculating Closing Working Capital, the Designated Accounting Firm shall be limited to addressing any particular disputes referred to in the Dispute Notice.  The Expert Calculations (X) shall reflect in detail the differences, if any, between Closing Working Capital reflected therein and Closing Working Capital set forth in the Parent Closing Statement, and (Y) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by Parent or the Shareholder Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Shareholder Representative as the case may be.  The fees and expenses of the Designated Accounting Firm shall be borne by Parent and the Shareholder Representative in proportion to the amount by which their respective determinations of Closing Working Capital differed from the amount determined by the Designated Accounting Firm, as determined by the Designated Accounting Firm.

(c)                                  Procedure for Payment Following Post-Closing Adjustment.

(i)                                     If Closing Working Capital, as finally determined in accordance with this Section 2.12, is less than Estimated Closing Working Capital (such deficiency, a “Shortfall”), then Parent and the Shareholder Representative shall promptly direct the Escrow Agent to disburse to the Surviving Corporation the amount of such Shortfall from the Working Capital Escrow Fund in accordance with the Escrow Agreement (it being understood that if the Working Capital Escrow Fund is insufficient to satisfy the amount of such Shortfall, then the balance of the Shortfall may be recovered by the Surviving Corporation from the General Escrow Fund).  The remaining balance, if any, of the Working Capital Escrow Fund will be delivered by the Escrow Agent, within ten (10) days following final determination of Closing Working Capital, to (A) with respect to amounts payable to the Company Shareholders, the Payment Agent, which shall distribute the applicable portion of such remaining balance to the Company Shareholders and (B) with respect to amounts payable to holders of vested Company Options immediately prior to the Merger, the Surviving Corporation, which shall distribute the applicable portion of such remaining balance to such holders, in each case, in proportion to their respective Pro Rata Shares.

(ii)                                  If Closing Working Capital, as finally determined in accordance with this Section 2.12, is greater than Estimated Closing Working Capital (such excess, an “Excess”), then Parent shall, or shall cause the Surviving Corporation to, deliver the amount of such Excess to (A) with respect to amounts payable to the Company Shareholders, the Payment Agent, which shall distribute the applicable portion of such Excess pro rata among the Company Shareholders and (B) with respect to amounts payable to holders of vested Company Options immediately prior to the Merger, the Surviving Corporation, which shall distribute the applicable portion of such remaining balance to such holders, in each case in proportion to their respective Pro Rata Shares.  In such event, the full amount of the Working Capital Escrow Fund will be delivered by the Escrow Agent, within ten (10) days following final determination of the Closing Working Capital, to (X) with respect to amounts payable to the Company Shareholders, the Payment Agent, which shall distribute the applicable portion of such remaining balance to the Company Shareholders and (Y) with respect to amounts payable to holders of vested Company Options immediately prior to the Merger, the Surviving Corporation, which shall distribute the applicable portion of such remaining balance to such holders, in each case, in proportion to their respective Pro Rata Shares.

Section 2.13                            Treatment of Company Options and Company RSUs.

(a)                                 At the Effective Time, each Company Option that is outstanding and vested immediately prior to the Effective Time (after taking into account any accelerated vesting that may occur in connection with the transactions contemplated by this Agreement or pursuant to Section 2.13(c) below) shall be cancelled as of immediately prior to the Effective Time and converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock for which such Company Option was vested and exercisable immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Amount over the exercise price per share of such Company Option (the “Option Consideration”).  Payments of the Option Consideration to employees and former employees of the Company (including payments in respect of distributions of amounts from the General Escrow Fund, Working Capital Escrow Fund and the Shareholder Representative Expense Fund) shall be remitted through the payroll system of the Company.  Each former holder of a cancelled Company Option shall be entitled to receive in exchange therefor the Option Consideration less the portions of such cash amount to be deposited in the General Escrow Fund, Working Capital Escrow Fund and the Shareholder Representative Expense Fund pursuant to Section 2.08(d).  Notwithstanding anything herein to the contrary, each Company Option with a per share exercise price that is greater than or equal to the Per Share Amount that is outstanding as of immediately prior to the Effective Time shall be terminated and cancelled at the Effective Time without consideration therefor.

(b)                                 At the Effective Time, each Company Option that is unvested and outstanding immediately prior to the Effective Time and is held by a Company Optionholder who, immediately after the Effective Time, is an employee of Parent or an Affiliate thereof, and each Company Equity Plan pursuant to which any such Company Option has been granted, shall be assumed by Ultimate Parent.  Each Company Option so assumed by Ultimate Parent under this Agreement (each, an “Assumed Option”) will, from and after the Effective Time, continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option documents (including the Company Equity Plan and stock option agreement evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each such Assumed Option will be exercisable (or will become exercisable in accordance with its terms) for that number of ordinary shares of Ultimate Parent equal to the product of the number of unvested shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the ratio of the Per Share Amount to the per share closing trading price of Ultimate Parent’s ordinary shares on the first trading day immediately following the date of this Agreement (such ratio, the “Equity Exchange Ratio”), rounded down to the nearest whole ordinary share of Ultimate Parent and (ii) the per share exercise price for the ordinary shares of Ultimate Parent issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Equity Exchange Ratio, rounded up to the nearest whole cent.  Following the Effective Time, the Board of Directors of the Ultimate Parent or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to each Assumed Option.

(c)                                  At the Effective Time, the vesting and exercisability of each outstanding Company Option that is unvested as of immediately prior to the Effective Time and is held by a non-employee director or consultant or an employee who is not, immediately after the Effective Time, an employee of Parent or an Affiliate thereof, shall be canceled at the Effective Time without consideration therefor.  In no event shall the Company Options described in this Section 2.13(c) be assumed by Parent or Ultimate Parent.

(d)                                 At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time and is held by a Company RSU Holder who, immediately after the Effective Time, is an employee of Parent or an Affiliate thereof, and each Company Equity Plan pursuant to which any such Company RSU has been granted, shall be assumed by Ultimate Parent.  Each Company RSU so assumed by Ultimate Parent under this Agreement (each, an “Assumed RSU”) will, from and after the Effective Time, continue to have, and be subject to, the same terms and conditions set forth in the applicable Company RSU documents (including the Company Equity Plan and award agreement evidencing such Company RSU) immediately prior to the Effective Time (including any vesting provisions), except that each such Assumed RSU will cover a number of ordinary shares of Ultimate Parent equal to the product of the number of shares of Company Common Stock covered by such Company RSU immediately prior to the Effective Time multiplied by the Equity Exchange Ratio, rounded down to the nearest ordinary share of Ultimate Parent.  Following the Effective Time, the Board of Directors of Ultimate Parent or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to each Assumed RSU.  Any Company RSU that is not an Assumed RSU shall be terminated effective as of the Effective Time in exchange for no consideration.

(e)                                  The Company shall, prior to the Effective Time, take (or cause to be taken) any and all action, and shall obtain all such consents, as may be necessary to effect the foregoing provisions of this Section 2.13.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.07, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date:

Section 3.01                            Corporate Existence and Power.

(a)                                 The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so licensed qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)                                 Section 3.01(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries as of the date of this Agreement.  Each such Subsidiary (i) has been duly organized, and is validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect; and (iii) has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

(c)                                  The Company has delivered to Parent accurate and complete copies of:  (i) the articles of incorporation and bylaws (or equivalent organizational documents), including all amendments thereto, of each Acquired Company; (ii) the stock records of each Acquired Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders or other equityholders of each Acquired Company, the Company Board of Directors and all committees thereof, and the boards of directors and committees thereof or equivalent governing bodies of each of the Company’s Subsidiaries.  There has not been any violation of any of the provisions of the articles of incorporation or bylaws (or equivalent organizational documents), including all amendments thereto, of any Acquired Company and none of the Acquired Companies has taken any action that is inconsistent in any material respect with any resolution adopted by the shareholders of the Acquired Companies, the Company Board of Directors and all committees thereof, or the boards of directors and committees thereof or equivalent governing bodies of each of the Company’s Subsidiaries.

Section 3.02                            Corporate Authorization.

(a)                                 The Company has the absolute and unrestricted right, power and authority to enter into and, subject to obtaining the Requisite Shareholder Approval, to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and the Company Board of Directors.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)                                 At a meeting duly called and held, the Company Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s shareholders and that the consideration to be paid to the shareholders and optionholders of the Company for each share of Company Capital Stock and Company Options held by them in the Merger is fair to and in the best interests of such shareholders and optionholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved to recommend adoption of this Agreement and approval of the principal terms of the Merger and the other transactions contemplated hereby by the shareholders of the Company (such recommendation, the “Company Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)                                  The Requisite Shareholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and thereby approve the principal terms of the Merger and the consummation of the transactions contemplated hereby.

Section 3.03                            Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing or registration with, or authorization, permit, license, declaration, order, consent or approval of, any Governmental Authority other than (i) the filing of the Agreement of Merger and related officers’ certificates with respect to the Merger with the California Secretary of State, (ii) the expiration or termination of the waiting period under the HSR Act, and (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws.

Section 3.04                            Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of any Acquired Company, (b) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 3.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any provision of any Contract binding upon any Acquired Company or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of any Acquired Company or (d) result in the creation or imposition of any Lien on any asset of any Acquired Company.

Section 3.05                            Capitalization.

(a)                                 The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 8,100,000 shares of Company Preferred Stock, all of which is designated as Series A Preferred Stock.  As of the date of this Agreement, there are outstanding 22,417,767 shares of Company Common Stock and 4,051,240 shares of Series A Preferred Stock.  As of the date of this Agreement, there are outstanding Company Options to purchase an aggregate of 5,474,979 shares of Company Common Stock (of which options to purchase an aggregate of 4,597,600 shares of Company Common Stock are exercisable).  Each share of Company Preferred Stock is convertible into the right to receive one (1) share of Company Common Stock.  As of the date of this Agreement, the Company has no restricted stock units issued or outstanding and, as of the Closing Date, the Company RSUs to be issued by the Company in accordance with Section 5.07 will be the only restricted stock units of the Company issued and outstanding.

(b)                                 As of the date of this Agreement, the Company has reserved 9,230,000 shares of Company Common Stock for issuance under the Company Equity Plan.  All outstanding shares of Company Capital Stock have been, and all shares that may be issued pursuant to the Company Equity Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, and are fully paid and nonassessable.  Other than the Company Options set forth on Section 3.05(b)(i) of the Company Disclosure Schedule, there are no shares of Company Capital Stock that remain subject to vesting or forfeiture restrictions as of the date of this Agreement.  Section 3.05(b)(i) of the Company Disclosure Schedule contains a complete and correct list, as of the date hereof, of each outstanding Company Option, including the holder thereof, the date of grant, the number of shares of Company Capital Stock subject to such Company Option at the time of grant, the number of shares of

Company Capital Stock subject to such Company Option as of the date of this Agreement, the exercise price per share, the vesting schedule (including the number of vested and unvested shares as of the date of this Agreement), whether such Company Option permits early exercise, whether such Company Option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code, the expiration date on which such Company Option expires and any accelerated vesting provisions (including whether such Company Option shall be subject to any acceleration in connection with the Merger or any other transactions contemplated by this Agreement).  No Optionholder is entitled to any treatment of Company Options other than as provided in Section 2.13.  Section 3.05(b)(ii) of the Company Disclosure Schedule sets forth (i) the name of each holder of unvested Company Options that will be entitled to any acceleration of the vesting of such unvested Company Options as a result of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) with respect to each such holder, the number of shares of Company Common Stock subject to such unvested Company Options, and (iii) with respect to each such holder, the Contracts pursuant to which such holder is entitled to such acceleration.

(c)                                  Except as set forth in this Section 3.05 and for changes since the date of this Agreement resulting from the exercise of Company Options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).   Based upon the amount of the Per Share Amount and pursuant to the Existing Company Articles, each share of each series of Preferred Stock shall be treated for purposes of the Merger and this Agreement as if all holders of such series had converted such holder’s shares of such series into shares of Company Common Stock on a one-for-one basis immediately prior to the Effective Time.

(d)                                 All outstanding shares of Company Capital Stock have been issued and granted in compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

(e)                                  The Company has never repurchased, redeemed or otherwise reacquired any shares of its capital stock and there are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities.

(f)                                   The Consideration Spreadsheet will be accurate and complete in all respects as of the Effective Time.

(g)                                  Section 3.05(g) of the Company Disclosure Schedule lists for each Subsidiary of the Company the percentage of equity securities owned or controlled, directly or indirectly, by the Company.  Except as set forth in Section 3.05(g) of the Company Disclosure Schedule, no Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements.  There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.  All of the shares of capital of each of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and are owned by the Company or a Subsidiary of the Company free and clear of any

Liens.  Except for their interests in other Acquired Companies, the Acquired Companies do not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other Person.  No Acquired Company is a participant in any joint venture, partnership or similar arrangement.  Neither the Company nor any of its Subsidiaries has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

(h)                                 Other than the Amended and Restated Co-Sale and Voting Agreement, dated as of June 28, 2012, by and among the Company and the parties listed on Exhibit A thereto (the “Voting Agreement”), neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any shares of the capital stock of, or other equity or voting securities in, the Company or any of its Subsidiaries.  The Voting Agreement will terminate in accordance with its terms and without any action on the part of any party thereto or any other Person upon the consummation of the Merger.  To the Knowledge of the Company, other than the Voting Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.  Other than the Amended and Restated Investor Rights Agreement dated as of June 28, 2012, by and among the Company and the parties listed on Exhibit A thereto (the “Rights Agreement”), the Company Equity Plan and the applicable award agreements evidencing the Company Options set forth on Section 3.05(b)(i) of the Company Disclosure Schedule, there are no agreements restricting the transfer of any shares of Company Capital Stock, or other equity or voting interests in, the Company.  The Rights Agreement will terminate in accordance with its terms and without any action on the part of any party thereto or any other Person upon the consummation of the Merger.  The Company has complied with all rights of first refusal, rights of first offer, rights of first negotiation or similar rights (including all notice obligations relating thereto) applicable to the Merger, this Agreement or the transactions contemplated hereby.

Section 3.06                            Financial Statements.

(a)                                 The Company has delivered to Parent the Company’s audited consolidated balance sheets as of December 31, 2011 and December 31, 2010 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for each of the years ended December 31, 2011 and December 31, 2010, the Company’s unaudited consolidated balance sheets as of December 31, 2012 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2012, and the unaudited consolidated interim balance sheet as of March 31, 2013 and the related unaudited consolidated interim statements of operations, stockholders’ equity and cash flows for the three-months ended March 31, 2013 (collectively, the “Financial Statements”).

(b)                                 The Financial Statements (i) have been prepared from the books and records of the Acquired Companies, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, and (iv) present fairly and accurately in all material respects, in accordance with GAAP, the consolidated financial condition of the Acquired Companies at the dates therein indicated and the results of operations and cash flows of the Acquired Companies for the periods therein specified (subject, in the case of unaudited 2012 and unaudited interim period financial statements, to the absence of notes and normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount).

(c)                                  The books of account and other financial records of the Acquired Companies have been kept accurately in the ordinary course of business consistent with Applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Acquired Companies have been properly recorded therein in all material respects.  The Acquired Companies have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Acquired Companies are being executed and made only in accordance with appropriate authorizations of management and the Company Board of Directors, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies, (iv) that the amount recorded for assets on the books and records of the Acquired Companies are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  Since December 31, 2009, there has been no material change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Acquired Companies, other than any such changes required by GAAP.

(d)                                 All accounts receivable of the Acquired Companies reflected on the Balance Sheet and the accounts receivable arising after the date thereof are (i) bona fide receivables incurred in the ordinary course of business, (ii) properly reflected on the books and records and balance sheets of the Acquired Companies in accordance with historical accounting practices, consistently applied, and (iii) to the Knowledge of the Company, are not subject to any material counterclaim or a material claim for a chargeback, deduction, credit, set-off or other offset, other than as reflected by the reserve for doubtful accounts reflected on the Balance Sheet and additions to such reserves as reflected on the books and records of the Acquired Companies.

Section 3.07                            Absence of Certain Changes.  Between the Balance Sheet Date and the date of this Agreement, the business of the Acquired Companies has been conducted in the ordinary course consistent with past practices and there has not been:

(a)                                 any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company;

(c)                                  any amendment of the articles of incorporation or bylaws or equivalent constituent documents (whether by merger, consolidation or otherwise) of any Acquired Company;

(d)                                 any splitting, combination or reclassification of any shares of Company Capital Stock or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities;

(e)                                  (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Company Securities, other than the issuance of the Company RSUs expressly contemplated by Section 5.07 and the issuance of any shares of Company Capital Stock upon the exercise of Company Options that were outstanding on the Balance Sheet Date in accordance with the terms of those options on the Balance Sheet Date or (ii) amendment of any term of any Company Security (in each case, whether by merger, consolidation or otherwise);

(f)                                   any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by any Acquired Company in excess of $50,000 individually or $100,000 in the aggregate;

(g)                                  any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by any Acquired Company of any assets, securities, properties, interests or businesses (other than in the ordinary course of business);

(h)                                 any sale, lease or other transfer, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of any Acquired Company, other than sales of products or services in the ordinary course of business consistent with past practice;

(i)                                     the making by any Acquired Company of any loans, advances or capital contributions to, or investments in, any other Person;

(j)                                    the creation, incurrence or assumption by any Acquired Company of any Indebtedness;

(k)                                 (i) the entering into of any Contract that limits or otherwise restricts in any material respect any Acquired Company or any of its Affiliates or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect any Acquired Company, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of any Acquired Company;

(l)                                     any failure to maintain, or allowance to lapse, or abandonment, including by failure to pay the required fees in any jurisdiction, of any Intellectual Property Rights used in or otherwise material to the business of the Acquired Companies, other than in the ordinary course consistent with past practice regarding Intellectual Property Rights that are not material to the conduct of the business of the Acquired Companies;

(m)                             any termination or allowance to lapse of any Contract in which any Acquired Company is granted any right to use any third party Intellectual Property Right or Technology or in which any Acquired Company requisitions manufacturing or backend processing of its products;

(n)                                 any event, occurrence or development that could reasonably be expected to trigger the release of the source code or other proprietary software of any Acquired Company to any third party;

(o)                                 (i) the establishment, grant or increase (or promise to establish, grant or increase, whether orally or in writing) of any form of compensation or benefits payable to any director, officer, advisor, consultant or employee of any Acquired Company, including any increase or change pursuant to any Employee Plan (except as required by Applicable Law), (ii) the entering into, adoption, amendment, modification or termination of any Employee Plan or the increase of any benefits or compensation provided thereunder, (iii) the hiring or termination of any director, officer, advisor, consultant or employee of any Acquired Company, (iv) any acceleration of the vesting or payment of, or funding or in any other way securing the payment of, compensation or benefits under any Employee Plan, or (v) the grant of any equity or equity-linked awards or any other cash bonus, incentive, performance or other incentive compensation;

(p)                                 any action taken which could reasonably be expected to cause, or any failure to take any reasonable action to prevent, any change in employee relations which has or is reasonably likely to have a material effect on the productivity, the financial condition, results of operations of any Acquired Company or the relationships between the employees of any such entity and the management of any such entity;

(q)                                 (i) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (ii) delayed or accelerated payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business; (iii) made any changes to cash management policies; or (iv) varied any inventory purchase practices in any material respect from past practices;

(r)                                    any change in the methods of accounting or accounting practices of any Acquired Company, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(s)                                   (i) any sale of Inventory or products outside the ordinary course of business consistent with past practice, including with respect to pricing, discounting practices, bundling, sales volume and services levels or (ii) failure to maintain Inventory sufficient to meet expected customer requirements, consistent with past practice, including sufficient raw materials, capacity and work in process in light of anticipated demand and customary cycle times and sufficient finished goods inventory for satisfaction of customer orders on hand at the Closing Date;

(t)                                    any settlement, or offer or proposal to settle, (i) any material Proceeding or claim involving or against any Acquired Company, (ii) any shareholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby;

(u)                                 any Tax election made or changed; any claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto); any material Tax Return filed; any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into; any Tax petition, Tax complaint or administrative Tax appeal filed; any right to claim a Tax refund surrendered or foregone; or any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to; or

(v)                                 any agreement or commitment to take any of the actions referred to in clauses (a) through (u).

Section 3.08                            No Undisclosed Liabilities.  No Acquired Company has any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a)                                 liabilities or obligations disclosed and provided for in the Balance Sheet or in the notes thereto;

(b)                                 accounts payable or accrued salaries that have been incurred by any Acquired Company since the Balance Sheet Date in the ordinary course of business and consistent with past practice and similar in character and amount to the liabilities and obligations set forth on the audited Financial Statements;

(c)                                  liabilities or obligations under the Contracts identified in Section 3.09 of the Company Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Contracts;

(d)                                 the liabilities or obligations identified in Section 3.08 of the Company Disclosure Schedule; and

(e)                                  liabilities or obligations arising under this Agreement.

Section 3.09                            Material Contracts.

(a)                                 No Acquired Company is party to or bound by any of the following (a Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):

(i)                                     any lease (whether of real or personal property) providing for annual rentals of $50,000 or more;

(ii)                                  any Contract pursuant to which any Intellectual Property Right or Technology is licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company (other than Contracts for Standard Software);

(iii)                               any Contract pursuant to which any Intellectual Property Right or Technology is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by any Acquired Company, or pursuant to which any Acquired Company has agreed not to enforce any Intellectual Property Right against any third party;

(iv)                              any Contract imposing any restriction on any Acquired Company’s right or ability, or, after the Effective Time, the right or ability of Parent or the Surviving Corporation or any of their respective Affiliates (A) to compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent or the Surviving Corporation or any of their respective Affiliates after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by the Company or any related Technology or Intellectual Property Right), (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any Intellectual Property Rights or Technology;

(v)                                 any Contract containing any “non-solicitation”, “no hire” or similar provision that restricts any Acquired Company;

(vi)                              any Contract providing for any license or franchise granted by any Acquired Company pursuant to which such Acquired Company has agreed (A) to provide any third party with access to source code or other materials required by a third party to produce or support any of the products of any Acquired Company or (B) to provide for source code or such materials to be put in escrow or to refrain from granting license or franchise rights to any other Person;

(vii)                           any Contract that includes a covenant not to sue or a settlement agreement;

(viii)                        any Contract pursuant to which any Acquired Company uses the services of any third party to provide manufacturing services or backend processing of its products;

(ix)                              any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by any Acquired Company of $50,000 or more or (B) aggregate payments by any Acquired Company of $100,000 or more;

(x)                                 any Contract for the sale or distribution by any Acquired Company of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments to any Acquired Company of $50,000 or more or (B) aggregate payments to any Acquired Company of $100,000 or more;

(xi)                              any Contract providing for “most favored nation” terms, including such terms for pricing;

(xii)                           any partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract (including any Contract providing for joint research, development, marketing or distribution);

(xiii)                        any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into after January 1, 2009 or pursuant to which any Acquired Company has any current or future rights or obligations;

(xiv)                       any Contract relating to Indebtedness or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(xv)                          any Contract relating to the acquisition, issuance or transfer of any securities (other than Company Options outstanding as of the date of this Agreement) pursuant to which any Acquired Company has any current or future rights or obligations;

(xvi)                       any Contract relating to any interest rate, currency or commodity derivatives or hedging transaction;

(xvii)                    any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of any Acquired Company (B) any Acquired Company has directly or indirectly guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business) or (C) any Acquired Company has assumed any “take or pay” obligations;

(xviii)                 any Contract relating to the creation of any Lien with respect to any asset of any Acquired Company;

(xix)                       any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice pursuant to the Company’s standard form agreement(s), as provided to Parent);

(xx)                          any Contract with any Related Person;

(xxi)                       any Contract with any Governmental Authority;

(xxii)                    any employment, consulting, severance, retention, bonus, transaction, change in control or other similar agreement or Contract and each other Contract or Employee Plan relating to the employment of, or the performance of services by, any current or former employee, officer, director, advisor or consultant of any Acquired Company or pursuant to which any Acquired Company has any current or future rights or obligations with respect to any such individual (other than at-will employment letters entered into with Company employees in the ordinary course of business pursuant to the Company’s standard form offer letter (as provided to Parent) that may be terminated at any time without any Acquired Company or Parent incurring any liability); and

(xxiii)                 any collective bargaining agreement or similar labor Contract.

(b)                                 The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Section 3.09(a) of the Company Disclosure Schedule, including all amendments thereto.  Section 3.09(a) of the Company Disclosure Schedule provides an accurate description of the terms of each Company Contract identified in Section 3.09(a) of the Company Disclosure Schedule that is not in written form.

(c)                                  Each Material Contract is a valid and binding agreement of the Acquired Company party thereto, and is in full force and effect, and no Acquired Company is and, to the Knowledge of the Company, no other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract.

(d)                                 Since January 1, 2009, no Acquired Company has received any written notice or, to the Knowledge of the Company, any other communication regarding any violation or breach of, or default under, any Material Contract.

(e)                                  No Person has a right (or has asserted a right) pursuant to the terms of any Material Contract to renegotiate, and to the Knowledge of the Company, no Person is renegotiating or has informed any Acquired Company that it intends to renegotiate, any amount paid or payable to any Acquired Company under any Material Contract or any other material term or provision of any Material Contract.

Section 3.10                            Compliance with Applicable Laws.

(a)                                 Each Acquired Company is, and has at all times since January 1, 2009 been, in material compliance with, and to the Knowledge of the Company is not, and at no time since January 1, 2009 has been, under investigation with respect to or threatened to be charged with or given notice of any violation of, any Applicable Law.

(b)                                 Each Acquired Company is, and has at all times since January 1, 2009 been, in material compliance with United States and foreign export control laws and regulations, including: the Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“Export Laws”), applicable to its export transactions.  Without limiting the foregoing:

(i)                                     no Acquired Company is required by Export Laws or the Applicable Laws of any other countries to obtain export licenses or other approvals required for its exports of products, services, software or technologies from the United States or other countries, as applicable;

(ii)                                  there are no pending or, to the Knowledge of the Company, threatened claims or investigations of potential violations against any Acquired Company with respect to export activity or licenses or other approvals; and

(iii)                               to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to any Acquired Company’s export transactions that may give rise to any future claims.

(c)                                  Since January 1, 2009, no Acquired Company has and, to the Knowledge of the Company, no agent, employee or other Person associated with or acting on behalf of any Acquired Company has, directly or indirectly:

(i)                                     made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to any Acquired Company’s business;

(ii)                                  made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii)                               violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption statute in any jurisdiction;

(iv)                              made any bribe, payoff, influence payment, kickback or other similar unlawful payment, whether in money, property or services; or

(v)                                 established or maintained any fund or asset with respect to any Acquired Company that has not been recorded in the books and records of the Acquired Companies.

(c)                                  Each of the products and services marketed, licensed, sold, performed, distributed or otherwise made available by the Company since January 1, 2009 has been at all times up to and including the sale, license, distribution or other provision thereof, marketed, licensed, sold, performed or otherwise made available in compliance in all material respects with all Applicable Laws.

Section 3.11                            Litigation.

(a)                                 Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, there is no pending Proceeding, and to the Knowledge of the Company, since January 1, 2009, no Person has threatened to commence any Proceeding: (i) that involves any Acquired Company or any of the assets owned or used by any Acquired Company or any Person whose liability any Acquired Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.  To the Knowledge of the Company, except as set forth in Section 3.11(a) of the Company Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceeding.  The Company has submitted each pending or threatened Proceeding for which there is insurance coverage to its applicable insurance carrier.  No Acquired Company has commenced any Proceeding against any Person since their respective date of incorporation or formation.

(b)                                 There is no order, writ, injunction, directive, restriction, judgment or decree to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject or which restricts in any respect the ability of any Acquired Company to conduct its business. To the Knowledge of the Company, no officer or other employee of any Acquired Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.

Section 3.12                            Real Property.

(a)                                 No Acquired Company owns any real property.  The Company or one of the other Acquired Companies has good and valid leasehold interests in each parcel of real property leased by the Acquired Companies (the “Company Leased Real Property”).  Section 3.12(a) of the Company Disclosure Schedule lists each lease, sublease, license or other occupancy agreement or arrangement relating to the Company Leased Real Property (each, a “Real Property Lease”).

(b)                                 The Company Leased Real Property is not subject to any Liens, except for Permitted Liens.  No Acquired Company has received any written notice within the twelve (12) months prior to the date of this Agreement of a material violation of any ordinances, regulations or building, zoning or other similar laws with respect to the Company Leased Real Property.  No Acquired Company has received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Company Leased Real Property and there is no condemnation, special assessment or the like pending or, to the Knowledge of the Company, threatened with respect to any of the Company Leased Real Property.  Each Acquired Company has the right to use and occupy the Company Leased Real Property for the full term of the Real Property Lease relating thereto.  Each Acquired Company enjoys peaceful and undisturbed possession under all such Real Property Leases.

Section 3.13                            Properties.

(a)                                 The Acquired Companies have good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices.  None of such property or assets is subject to any Lien, except:

(i)                                     Liens disclosed on Section 3.13(a) of the Company Disclosure Schedule;

(ii)                                  Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(iii)                               mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business with respect to amounts not yet due and payable (clauses “(i)” through “(iii)” of this Section 3.13(a) are, collectively, the “Permitted Liens”).

(b)                                 There are no developments affecting any such property or assets pending or, to the Knowledge of the Company threatened, which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.  All leases of such real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(c)                                  The machinery and equipment used or owned by each Acquired Company has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and is adequate and suitable for its present uses.

(d)                                 The property and assets owned or leased by the Acquired Companies, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Acquired Companies and are sufficient to conduct such business as currently conducted.

Section 3.14                            Products and Services(a)     .

(a)                                 There are no warranties (express or implied) outstanding with respect to any products or services marketed, licensed, sold, performed, distributed or otherwise made available by any Acquired Company since January 1, 2009, beyond that set forth in the Company’s standard conditions of sale or service, copies of which the Company has provided to Parent (the “Standard Warranty”).

(b)                                 Each of the products and services marketed, licensed, sold, performed, distributed or otherwise made available by any Acquired Company since January 1, 2009 performed in all material respects in conformity with the Standard Warranty.

(c)                                  Each of the products and services marketed, licensed, sold, performed, distributed or otherwise made available by any Acquired Company since January 1, 2009 has been at all times up to and including the sale, license, distribution or other provision thereof, marketed, licensed, sold, performed or otherwise made available in compliance in all material respects with all Applicable Laws.

(d)                                 Section 3.14(d) of the Company Disclosure Schedule sets forth, a complete and accurate listing of all Product Warranty claims received and logged by any Acquired Company regarding any Company Product since January 1, 2009, including a listing of the resolution of all such product warranty claims.

Section 3.15                            Inventory.  The Inventory of the Acquired Companies, wherever located, is in good condition and free of any material defect or deficiency, is usable or saleable in the ordinary course of the business.  The Inventory levels maintained by each of the Acquired Companies (a) are not excessive in light of their normal operating requirements and (b) are adequate for the conduct of each Acquired Company’s operations in the ordinary course of business.  Each item of Inventory is properly stated on the Financial Statements (to the extent existing on the date thereof) and on the books and records of the Acquired Companies at the lesser of cost or fair market value.  None of such Inventory is obsolete and no write-down of such Inventory has been made in the period since the date of the most recent Financial Statements.

Section 3.16                            Intellectual Property.

(a)                                 Section 3.16(a)(i) of the Company Disclosure Schedule accurately identifies and describes as of the date of this Agreement each product currently or formerly developed, marketed, licensed, sold, performed, distributed or otherwise made available by any Acquired Company, including any product currently under development by any Acquired Company, which is material to the business of any Acquired Company as currently conducted or currently proposed to be conducted by any Acquired Company (the “Covered Products”).  Section 3.16(a)(ii) of the Company Disclosure Schedule contains an accurate and complete list and description of any and all third party components incorporated into or provided with the Covered Products, which list describes whether such components are used internally by any Acquired Company or distributed or made available to third parties as incorporated in, used to provide, or provided with such Covered Products by the Company.  Section 3.16(a)(iii) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which any Acquired Company is obligated to pay royalties, fees, commissions, and other amounts (other than sales commissions paid to employees according to the Company’s standard commissions plan) for the distribution or products or the provision of services by any Acquired Company or the use of any Company IP or third party Intellectual Property Rights or Technology.

(b)                                 Section 3.16(b) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) each item of Registered IP in which any Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest, and (iv) all unregistered Trademarks used in connection with any Acquired Company’s products or services.  The Company has provided to Parent complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered IP.

(c)                                  Section 3.16(c) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) all Intellectual Property Rights or Technology licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company (other than Standard Software), (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Right or Technology is licensed to any Acquired Company, (iii) whether the license or licenses granted to such Acquired Company is or are, as the case may be, exclusive or nonexclusive and (iv) whether the Company is obligated to pay royalties, fees, commissions, and other amounts (other than sales commissions paid to employees according to the Acquired Companies’ standard commissions plan) for the license of such Intellectual Property Right or Technology.  No Person who has licensed Technology or Intellectual Property Rights to any Acquired Company has ownership rights or license rights to derivative works or improvements made by any Acquired Company related to such Technology or Intellectual Property Rights.

(d)                                 Section 3.16(d) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP.  No Acquired Company is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Company to use, assert, enforce, or otherwise exploit any Company IP anywhere in the world.  No Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Technology or Intellectual Property Right to any Person.

(e)                                  The Acquired Companies own or otherwise have the right to use all Technology and Intellectual Property Rights used in, held for use in, or necessary, for the conduct of the business of the Acquired Companies as currently conducted or as proposed to be conducted, including the design, development, coding, license, use, maintenance and support of all products and services currently under development or in production.  The Company IP and the third party Intellectual Property and Technology licensed to the Acquired Companies under the Company IP Contracts constitute all of the Intellectual Property Rights and Technology, other than Standard Software, used in, held for use in or necessary to operate the business of the Acquired Companies as currently conducted and as currently proposed to be conducted.

(f)                                   The Company has provided to Parent an accurate and complete copy of each standard form of Company IP Contract used by any Acquired Company at any time and when such from was used (if such form is no longer used as of the date of this Agreement), including each standard form of (i) end user license agreement (“End User Agreement”), (ii) affiliate, partner or marketing agreement, (iii) employee agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision, (iv) development, consulting or independent contractor agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision, or (v) confidentiality or nondisclosure agreement.  All end-users of any Acquired Company’s products and services are bound by the current End User Agreement as of the date of this Agreement.

(g)                                  The Acquired Companies exclusively own all right, title, and interest to and in the Company IP free and clear of any Liens (other than non-exclusive licenses granted pursuant to the Contracts listed in Section 3.16(d) of the Company Disclosure Schedule).  None of the Acquired Companies has received any notices or claims challenging any of the Acquired Company’s exclusive ownership of any Company IP or the validity or enforceability of any Company IP.  Each Person who is or was an employee, officer, director or contractor of any Acquired Company and who is or was involved in the creation or development of any Company IP has signed an enforceable agreement containing an assignment to the applicable Acquired Company of all Intellectual Property Rights in such Person’s contribution to the Company IP.  No current or former shareholder, officer, director, or employee of any of the Acquired Companies has any claim, right (whether or not currently exercisable), or ownership interest in any Company IP.

(h)                                 All Company IP is valid, subsisting, and enforceable.  The Acquired Companies have made all filings and payments and taken all other actions required to be made or taken to maintain each item of Company IP that is Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws. No interference, opposition, reissue, reexamination, or other Proceeding is or since January 1, 2009, has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged.  No Trademark registration filed by or on behalf of any Acquired Company at any time since January 1, 2009, has been abandoned, allowed to lapse, or rejected.  To the Knowledge of the Company, no Trademark owned, used, or applied for by any Acquired Company conflicts or interferes with any Trademark owned, used, and applied for by any other Person.  To the Knowledge of the Company, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any material Trademark (whether registered or unregistered) owned, used, or applied for any Acquired Company.  No Acquired Company has engaged in Patent or copyright misuse or any fraud or inequitable conduct in connection with any Registered IP.  Each Acquired Company and, to the Knowledge of the Company, their respective patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Company IP.  Section 3.16(h) of the Company Disclosure Schedule sets forth a detailed listing with respect to each item of Registered IP and all actions, filings and payment obligations due to be made to any Governmental Authority within one hundred and eighty (180) days following the Closing Date.

(i)                                     To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP.  Section 3.16(i) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any Acquired Company or any representative of any Acquired Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j)                                    Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a modification, reduction, loss of, or Lien on, any Company IP; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Sections 3.16(c) or 3.16(d) of the Company Disclosure Schedule; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Technology or Intellectual Property Right.

(k)                                 No Acquired Company has infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or violating, any Intellectual Property Right of any other Person.  Without limiting the foregoing, the operation of the business of the Acquired Companies as currently conducted and as proposed to be conducted by the Acquired Companies as of the date of this Agreement, and the products and services of each Acquired Company have not and do not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of any other Person.  No infringement, misappropriation, or similar claim or Proceeding is pending or threatened in writing against any Acquired Company or against any Person who may be entitled to be indemnified or reimbursed by any Acquired Company with respect to such claim or Proceeding.  No Acquired Company has received any notice or other communication (in writing or otherwise) relating to (i) the invalidity, or limitation on any Acquired Company’s right to use any of the Company IP, or (ii) any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person by any Acquired Company relating to the conduct of the businesses of any Acquired Company.

(l)                                     Each Acquired Company has taken all steps reasonably necessary or appropriate (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensors, licensees, suppliers, distributors, agents and customers) to safeguard, maintain the confidentiality of, and otherwise protect and enforce its rights in all proprietary information that any Acquired Company holds or purports to hold as a trade secret included in the Company IP or related to the conduct of the business of any Acquired Company.  Without limiting the foregoing, (i) no employee, independent contractor or agent of any Acquired Company has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of any Acquired Company; (ii) no employee, independent contractor or agent of any Acquired Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use, disclosure or transfer of the Intellectual Property Rights of any Acquired Company; and (iii) to the Knowledge of the Company, no employee of any Acquired Company is (A) bound by or otherwise subject to any Contract restricting such employee from performing their duties for any Acquired Company, or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to their activities as an employee of any Acquired Company.

(m)                             None of the software or services owned, developed, marketed, distributed, licensed, sold, or otherwise made available to any Person by any Acquired Company (collectively, “Company Products”) (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product.

(n)                                 No Company Product, and to the Knowledge of the Company, no third party software incorporated in or provided with any Company Products, contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”).  Each Acquired Company implements industry standard measures designed to prevent the introduction of Malicious Code into Company Products, including firewall protections and regular virus scans.

(o)                                 No source code or designs for any Company Product have been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or subcontractor of the Company.  No Acquired Company has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Product to any escrow agent or other Person.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Product to any other Person who is not, as of the date of this Agreement, an employee of any Acquired Company.

(p)                                 No Company Product is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Product or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Company Product, or (B) the granting to licensees of the right to make derivative works or other modifications to such Company Products or portions thereof or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of any Acquired Company to use, distribute or charge for any Company Product.

(q)                                 No funding, facilities or personnel of any public or private university, college or other educational or research institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP, including any product or service currently or formerly developed, marketed, licensed, sold, performed, distributed or otherwise made available by any Acquired Company, including any product or service currently under development by any Acquired Company.

(r)                                    Each Acquired Company is not and never has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel an Acquired Company to grant or offer to any third party any license or right to or would otherwise impair any of the Acquired Company’s control of such Company IP.

(s)                                   There is no governmental prohibition or restriction on the use of any Company IP in any jurisdiction in which any Acquired Company currently conducts or has conducted business or on the export or import of any of the Company IP or Company Products from or to any such jurisdiction.

Section 3.17                            Information Technology.

(a)                                 The IT Systems are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Acquired Companies, including with the respect to redundancy, reliability, scalability and security.  Without limiting the foregoing, (i) each Acquired Company has taken reasonable steps and implemented reasonable procedures to ensure that its IT Systems are free from Malicious Code, and (ii) each Acquired Company has in effect industry standard disaster recovery plans, procedures and facilities for its business and has taken all reasonable steps to safeguard the security and the integrity of its IT Systems.  Each Acquired Company has implemented any and all security patches or upgrades that are generally available for the IT Systems.

(b)                                 Since January 1, 2008, the IT Systems have not: (i) failed to function in any way that has had a Material Adverse Effect; (ii) to the Knowledge of the Company, been infected by any software virus; or (iii) to the Knowledge of the Company, been accessed by any unauthorized person.

Section 3.18                            Privacy.

(a)                                 Each Acquired Company is, and has at all times been, in compliance with (i) all Applicable Laws regarding the protection, storage, use, and disclosure of Personal Data and Protected Health Information, including with respect to electronic Protected Health Information, the administrative, physical and technical safeguards under HIPAA’s Security Rule (45 CFR Parts 160, 162, and 164); (ii) the privacy policies and other Contracts (or portions thereof) in effect between any Acquired Company and customers of the Company Products and (iii) Contracts (or portions thereof) between any Acquired Company and vendors, marketing affiliates, and other business partners, including business associate agreements, in each case in clauses “(ii)” and “(iii),” that are applicable to the use and disclosure of Personal Data (such policies and Contracts being hereinafter referred to as “Privacy Agreements”).  The Company has delivered to Parent accurate and complete copies of all of the Privacy Agreements of the Acquired Companies.

(b)                                 Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement will result in any violation of any Privacy Agreements or any Applicable Law pertaining to privacy, Personal Data or Protected Health Information.

(c)                                  To the Knowledge of the Company, no Person has made any illegal or unauthorized use of Personal Data or Protected Health Information that was collected by or on behalf of any Acquired Company and is in the possession or control of any Acquired Company.

(d)                                 Each Acquired Company has reasonable safeguards in place to protect Personal Data and Protected Health Information in such Acquired Company’s possession or control from unauthorized access by third Persons, including such Acquired Company’s employees and contractors.

Section 3.19                            Insurance Coverage.  The Company has provided to Parent a list of, and accurate and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of each Acquired Company, each of which is in full force and effect.  There is no claim by any Acquired Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid and each Acquired Company has otherwise complied fully with the terms and conditions of all such policies and bonds.  Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Acquired Companies.  To the Knowledge of the Company, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.  After the Closing, each Acquired Company shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 3.20                            Licenses and Permits.  The Acquired Companies have, and at all times since January 1, 2009 has had, all material licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Authority (collectively, the “Permits”), and has made all necessary filings required under Applicable Law, necessary to service its accounts in accordance with Applicable Laws and otherwise to conduct the business of the Acquired Companies.  Since January 1, 2009, no Acquired Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.  Section 3.20 of the Company Disclosure Schedule sets forth an accurate and complete list of all Permits issued to any Acquired Company.  Each such Permit has been validly issued or obtained and is, and after the consummation of the transactions contemplated by this Agreement will be, in full force and effect.  Section 3.20 of the Company Disclosure Schedule sets forth an accurate and complete list of all Permits for which any Acquired Company has applied or has taken the steps necessary to secure or maintain or that any Acquired Company otherwise intends to obtain.

Section 3.21                            Tax Matters.

(a)                                 Each Acquired Company has duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed.  All such Tax Returns are complete and accurate in all material respects.  All Taxes due and owing by such Acquired Company (whether or not shown on any Tax Returns) have been paid.  No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by a Tax authority or other Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(b)                                 The unpaid Taxes of the Acquired Companies does not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto).  Since the Balance Sheet Date, no Acquired Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)                                  No deficiencies for Taxes with respect to any Acquired Company have been claimed, proposed or assessed by any Tax authority or other Governmental Authority.  There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of any Acquired Company.  There are no matters under discussion with any Tax authority, or to the Knowledge of the Company, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to any Acquired Company.  No issues relating to Taxes of any Acquired Company were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.  The Company has delivered or made available to Parent complete and accurate copies of all federal, state, local and foreign Tax Returns of each Acquired Company (and any predecessor thereof) for all taxable years ending on or after December 31, 2005, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessors thereof) since December 31, 2005.  No Acquired Company (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.  No power of attorney (other than powers of attorney authorizing employees of any Acquired Company to act on behalf of such Acquired Company) with respect to any Taxes has been executed or filed with any Tax authority, and each employee of any Acquired Company who is authorized to act on behalf of the Company with respect to any Taxes is identified on Section 3.21(c) of the Company Disclosure Schedule.

(d)                                 There are no Liens for Taxes upon any property or asset of any Acquired Company (other than statutory Liens for current Taxes not yet due and payable).

(e)                                  No Acquired Company has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code (or any corresponding provision of state, local or foreign Tax law).

(f)                                   No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority, any prepaid amount received on or prior to the Closing or any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law).

(g)                                  No Acquired Company (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (iii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iv) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(h)                                 No Acquired Company (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes and (ii) owns a single member limited liability company which is treated as a disregarded entity.

(i)                                     No Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(j)                                    No Acquired Company has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.  If any Acquired Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then such Acquired Company, as the case may be, believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.  No Acquired Company has participated or plans to participate in any Tax amnesty program.

(k)                                 No Acquired Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).  No Acquired Company has any liability for the Taxes of any Person (other than Taxes of the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(l)                                     Each Acquired Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholders of such Acquired Company or other Person.  The Company has properly classified all individuals providing services to it as employees or non-employees for all relevant purposes.

(m)                             No Acquired Company has been a party to any distribution that the parties to which treated as satisfying the requirements of Section 355 of the Code.

(n)                                 No Acquired Company has acquired any assets from any other corporation in a transaction in which the adjusted Tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired assets (or any other property) in the hands of the transferor.

Section 3.22                            Employees and Employee Benefit Plans.

(a)                                 Section 3.22(a) of the Company Disclosure Schedule sets forth an accurate and complete list of, as applicable, the name, title, hire date, annual base salary or hourly wage rate, commission and/or bonus opportunity, accrued vacation and paid time off, employer and leave status of all employees of and independent contractors to the Acquired Companies as of the date of this Agreement, including their principal work location, status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative or professional position, and indicating whether any employee is on a work visa.  The services provided by each such employee and independent contractor are terminable at the will of the applicable Acquired Company. No executive or key employee of any Acquired Company and no group of employees or independent contractors of any Acquired Company, has informed any Acquired Company (whether orally or in writing) of any plan to terminate employment with or services for any Acquired Company and, to the Knowledge of the Company, no such Person or Persons has any current intent to terminate employment with or services for any Acquired Company.

(b)                                 Section 3.22(b) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, consulting, termination, severance or similar Contract and each other plan, agreement, policy, program or arrangement (written or oral) providing for compensation, benefits, bonuses, commission, profit-sharing, savings, retirement or supplemental retirement benefits, pension, stock option or other stock related rights or other forms of equity or equity-linked incentive compensation, deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, dental benefits, vision benefits, life insurance, death benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change of control payments, post-employment or retiree health or welfare benefits, time-off benefits, or any other employee compensation or benefits, in each case, which is maintained, administered or contributed to by any Acquired Company or any ERISA Affiliate and covers any current or former employee, director, officer or consultant of any Acquired Company (or any dependent or beneficiary thereof), or with respect to which such Acquired Company has any liability, whether actual or contingent.  Such plans are referred to collectively herein as the “Employee Plans.”  None of the Employee Plans provides for any change in control payment, acceleration of vesting or severance payment (or any similar provision) in connection with the transactions contemplated by this Agreement (whether alone or in combination with any other event, whether contingent or otherwise). No Acquired Company has made any commitment to create any additional Employee Plan or to modify or change any existing Employee Plan.

(c)                                  The Company has furnished or made available to Parent (i) accurate and complete copies of all documents constituting each Employee Plan to the extent currently effective, including all amendments thereto, and descriptions of all material terms of any Employee Plan that is not in writing, (ii) all related trust documents, custodial agreements, insurance contracts and other funding arrangements, (iii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iv) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan, (vi) all material written Contracts relating to each Employee Plan to the extent currently effective, including administrative service agreements and group insurance contracts, (vii) material correspondence, records or filings within the past three (3) years to, from or concerning any Governmental Authority relating to any Employee Plan and

(viii) the most recent determination or opinion letter from the IRS and each currently pending application to the IRS for such a letter with respect to any Employee Plan intended to qualify under Section 401(a) of the Code.

(d)                                 No Employee Plan is, and neither any Acquired Company nor any ERISA Affiliate thereof (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, (i) a pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or 430 of the Code, (ii) a multiple employer plan, as defined in Section 413(c) of ERISA, or (iii) a multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA.

(e)                                  No Employee Plan is, and neither any Acquired Company nor any ERISA Affiliate thereof (nor any predecessor thereof) contributes to, or has in the past contributed to, a multiemployer plan, as defined in Section 3(37) of ERISA.

(f)                                   Each Acquired Company has performed all material obligations required to be performed by such Acquired Company thereunder, is not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Employee Plan.  Each Employee Plan has been established and maintained in accordance with its terms and in compliance with Applicable Law, including ERISA and the Code.  Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable), in either case, which has not been revoked, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, in each case, to the Knowledge of the Company, no fact or event has occurred which has or could reasonably be expected to adversely affect such qualified or exempt status.  No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against any Acquired Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. There are no pending or threatened claims against, by or on behalf or any Employee Plan or the assets, fiduciaries or administrators thereof (other than routine claims for benefits in the ordinary course of business).  No breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of an Employee Plan in connection with which any Acquired Company or any Employee Plan fiduciary could reasonably be expected to incur a liability have occurred.  No non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Employee Plan.  No Lien has been imposed under the Code or ERISA with respect to any Employee Plan.  No Acquired Company has failed to distribute any required reports or descriptions of Employee Plans to any participant(s) (including any summary annual reports or summary plan descriptions).  No filing has been made in respect of any Employee Plan under the Employee Benefit Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(g)                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event, including a subsequent termination of employment or service) will entitle any current or former employee or independent contractor or director of any Acquired Company to any payment or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan (including any acceleration of vesting with respect to a Company Option as a result of the Merger or any termination of employment in connection therewith).  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that could be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (or any corresponding provision or state, local or foreign law).  There is no Contract by which any Acquired Company is bound to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code or to pay any Tax gross-up, equalization or reimbursement to any Person.

(h)                                 No Acquired Company or ERISA Affiliate thereof has any obligation to provide or current or projected liability in respect of post-employment or post-retirement health, medical, accidental disability, death or life insurance benefits for retired, former or current employees, consultants or directors of any Acquired Company or any ERISA Affiliate thereof, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs.  Each Acquired Company and its ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder, and (iii) The Patient Protection and Affordable Care Act, and the regulations, including proposed regulations, thereunder.

(i)                                     There has been no amendment to, written interpretation or announcement (whether or not written) by any Acquired Company or any of their respective Affiliates relating to, or change in employee participation or coverage under, any Employee Plan which could increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2012.

(j)                                    No Employee Plan is, and neither any Acquired Company nor any ERISA Affiliate thereof has any obligation or liability (whether contingent or otherwise) with respect to, ever maintained, established, sponsored, participated in or contributed to, a self-insured plan that provides medical, dental or any other similar employee benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(k)                                 All contributions (including all employer contributions and employee salary reduction contributions), premiums, expenses and other payments to or in respect of each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date of this Agreement, have been timely paid in full on or prior to the date of this Agreement or, to the extent not yet due, adequately accrued and reflected as a liability on the Balance Sheet.

(l)                                     There is no Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan (other than routine claims for benefits).

(m)                             Neither any Acquired Company nor any ERISA Affiliate thereof (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan which is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States.

(n)                                 Section 3.22(n) of the Company Disclosure Schedule contains a list of all independent contractors, consultants, agents or agency employees currently engaged by any Acquired Company, along with the position, date of retention and rate of remuneration for each such Person.  Except as set forth on Section 3.22(n) of the Company Disclosure Schedule, no Acquired Company engages or retains any independent contractors, consultants, agents or agency employees.  Each person providing services to any Acquired Company has been properly characterized as a consultant or independent contractor or an employee for all purposes and no Acquired Company or any ERISA Affiliate thereof has any liability or obligations, including under or on account of any Employee Plan, arising out of the hiring or retention of persons to provide services to any Acquired Company or any ERISA Affiliate thereof and the improper classification of any such person.

(o)                                 With respect to each nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) maintained, established or entered into by any Acquired Company (i) such plan has complied and continues to comply in form and operation with Section 409A of the Code and the guidance issued thereunder and (ii) the transaction contemplated by this Agreement will not result in any adverse tax consequences to the participants in such plan as the result of Section 409A of the Code (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).  No compensation has been or will be included in the gross income of any “service provider” (within the meaning of Section 409A of the Code) as a result of the operation of Section 409A of the Code.

(p)                                 Each Company Option was duly authorized no later than the date on which such grant was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company’s Board of Directors or an appropriate committee thereof, as applicable, and any required shareholder approval by the necessary number of votes or written consents.  Each Company Option was granted in accordance with the terms of the Company Equity Plan and all Applicable Laws.  Each Company Option was granted with a per share exercise price that equaled or exceeded the fair market value of a share of Company Common Stock on the date the option was granted (within the meaning of United States Treasury Regulation §1.409A-1(b)(5)(vi)(B)).  No Company Options have been retroactively granted, or the exercise price of any such option determined retroactively in contravention of any Applicable Law.  All Company Options have been validly issued and properly approved by the Company’s Board of Directors (or a duly authorized committee thereof) in compliance with all Applicable Laws.

(q)                                 No Acquired Company is or have ever been a party to or subject to, and is not currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union, works council or similar organization.  No Acquired Company has experienced any strike, slowdown, work stoppage, picketing or other organized work interruption with respect to employees during the past three years, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketings or other organized work interruptions threatened. Each Acquired Company is in compliance in all material respects with all Applicable Laws regarding employment, employment practices, terms and conditions of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to employees (i) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (in each case, other than routine payments to be made in the normal course of business and consistent with past practice).  There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, controversies, grievances, complaints, claims or judicial or administrative Proceedings pending, or to the Knowledge of the Company, threatened between any Acquired Company and any of its respective current or former employees.

(r)                                    To the Knowledge of the Company, no employee of any Acquired Company is in violation of any term of any employment agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Acquired Company because of the nature of the business conducted or presently proposed to be conducted by any Acquired Company or to the use of trade secrets or proprietary information of others.

(s)                                   Each Acquired Company is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar Applicable Law.  In the past three (3) years, (i) no Acquired Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company; and (iii) no Acquired Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law.  No Acquired Company has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement.

(t)                                    There has not been during the past three (3) years, nor are there currently, any Proceedings or internal investigations or inquiries conducted by any Acquired Company, the Company Board of Directors or any committee thereof (or any Person at the request of any of the foregoing) concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination/sexual harassment, whistleblowing or other misfeasance or malfeasance issues with respect to any current or former director, officer, advisor, consultant or employee of any Acquired Company.

Section 3.23                            Environmental Matters.

(a)                                 Except as would not reasonably be expected to be, individually or in the aggregate, material to any Acquired Company:

(i)                                     no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to any Acquired Company and relating to or arising out of any Environmental Law;

(ii)                                  Each Acquired Company is, and has at all times since January 1, 2009 been, in material compliance with all Environmental Laws and all Environmental Permits; and

(iii)                               there are no liabilities or obligations of any Acquired Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b)                                 To the Knowledge of the Company, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of any Acquired Company or any property or facility now or previously owned or leased by any Acquired Company that has not been delivered to Parent.

(c)                                  For purposes of this Section 3.23, the term “Acquired Company” shall include any entity that is, in whole or in part, a predecessor of any Acquired Company.

Section 3.24                            Affiliate Transactions.  No director, officer, employee, Affiliate (which for purposes of this Section 3.24 shall include any Shareholder of the Company that owns more than 5% of the Company Capital Stock) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Acquired Company

(each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of an Acquired Company (i) is involved, directly or indirectly, in any material business arrangement or other material relationship with any Acquired Company (whether written or oral), (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by any Acquired Company or (iii) is engaged, directly or indirectly, in the conduct of the business of any Acquired Company. In addition, to the Knowledge of the Company, no officer or employee of any Acquired Company has an interest in any Person that competes with the business of any Acquired Company in any market presently served by any Acquired Company (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market).

Section 3.25                            Customers and Suppliers.

(a)                                 Section 3.25(a) of the Company Disclosure Schedule sets forth the top ten (10) customers of the Acquired Companies (including distributors), based on the dollar amount of consolidated revenues earned by the Acquired Companies for each of the most recently completed fiscal year and the current fiscal year (collectively, the “Material Customers”), and the revenues generated from such customers.

(b)                                 Section 3.25(b) of the Company Disclosure Schedule sets forth the top ten (10) suppliers to whom the Acquired Companies paid the most aggregate consideration for goods or services rendered for each of the most recently completed fiscal year and the current fiscal year, and the consideration paid to such suppliers (collectively, the “Material Suppliers”).

(c)                                  No Material Customer or Material Supplier has given any Acquired Company or any of their respective Affiliates, officers, directors, employees, agents or representatives, notice that it intends to stop or materially alter its business relationship with the any Acquired Company (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), or has during the past twelve (12) months decreased materially, or threatened to decrease or limit materially, its usage or purchase of the service or products to any Acquired Company.  To the Knowledge of the Company, (i) no Material Customer intends to cancel or otherwise substantially modify its relationship with any Acquired Company Subsidiary or to decrease materially or limit its usage or purchase of the services or products of any Acquired Company, and (ii) the transactions contemplated by this Agreement will not adversely affect the relationship of any Acquired Company with any such Material Customer.

Section 3.26                            Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Acquired Company who might be entitled to any fee or commission from any Acquired Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 3.27                            Full Disclosure.

(a)                                 This Agreement does not, and the Company Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein in the light of the circumstances under which such representations, warranties and information were or will be made or provided not false or misleading.

(b)                                 The Disclosure Materials comply or, when prepared by the Company and distributed to the shareholders of the Company, will comply with the CGCL and the Existing Company Articles, and at the time of distribution of the Disclosure Materials or at the Effective Time, will not, (i) contain any statement or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the statements and information contained and to be contained therein in light of the circumstances under which such statements and information were or will be made or provided not false or misleading.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as of the date of this Agreement and as of the Closing Date that:

Section 4.01                            Corporate Existence and Power.  Each Parent Party is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 4.02                            Corporate Authorization.  Each Parent Party has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by each Parent Party of this Agreement have been duly authorized by all necessary action on the part of such Parent Party.  This Agreement constitutes the legal, valid and binding obligation of each Parent Party, enforceable against such Parent Party in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.03                            Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each Parent Party of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Agreement of Merger with respect to the Merger with the California Secretary of State, (b) the consent of a Governmental Authority under the HSR Act, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws or the laws of any national securities exchange, and (d) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of any Parent Party to consummate the transactions contemplated by this Agreement.

Section 4.04                            Non-contravention.  The execution, delivery and performance by each Parent Party of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of any Parent Party or (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any material Applicable Law.

Section 4.05                            Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Parent Party who might be entitled to any fee or commission from any Parent Party or any of their Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE 5.
COVENANTS OF THE COMPANY

Section 5.01         Conduct of the Company.  From the date of this Agreement until the Effective Time, the Company shall, and shall cause each Acquired Company to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local Permits, (iii) keep available the services of officers and employees of the Acquired Companies, (iv) maintain satisfactory relationships with the customers, lenders, suppliers of the Acquired Companies and others having material business relationships with them.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or pursuant to the written consent of Parent, the Company shall not, and shall cause each of the other Acquired Companies not to:

(a)           amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)           declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities or securities of any other Acquired Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or securities of any other Acquired Company;

(c)           (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Capital Stock, Company Options, or other Company Securities, or securities of any other Acquired Company, other than the issuance of any shares of Company Common Stock upon the exercise of Company Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, or (ii) amend any term of any Company Security or the security of any other Acquired Company (whether by merger, consolidation or otherwise) including an amendment of a Company Option held by an employee to provide for acceleration of vesting as a result of the Merger or a termination of employment or service related to the Merger;

(d)           incur any capital expenditures or any obligations or liabilities in respect thereof, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed $50,000 individually or $100,000 in the aggregate;

(e)           acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;

(f)            sell, lease or otherwise transfer, or create or incur any Lien on, any of the assets, securities, properties, interests or businesses of the Acquired Companies, other than sales of services and licenses of products in the ordinary course of business consistent with past practice;

(g)           make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(h)           make any payments to any Related Person (other than payments of cash base compensation to current employees of the Acquired Companies in the ordinary course of business consistent with past practice);

(i)            except as set forth on Section 5.01(i) of the Company Disclosure Schedule, create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness;

(j)            enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company;

(k)           fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Technology or Intellectual Property Rights used in or otherwise material to the business, other than in the ordinary course consistent with past practice regarding Technology and Intellectual Property Rights that are not material to the conduct of the business;

(l)            sell any Inventory or products outside the ordinary course of business consistent with past practice, including with respect to pricing, discounting practices, bundling, sales volume and services levels;

(m)          take any action that could reasonably be expected to trigger the release of the source code or other proprietary software of any Acquired Company to any third party;

(n)           (i) establish, grant or increase (or promise to establish, grant or increase, whether orally or in writing) any form of compensation or benefits payable to any director, officer, advisor, consultant, or employee of any Acquired Company, including any increase or change pursuant to any Employee Plan (except as required by Applicable Law), (ii) enter into, amend, adopt, modify or terminate any Employee Plan or increase any benefits or compensation provided thereunder, (iii) hire or terminate any director, officer, advisor, consultant or employee of any Acquired Company, (iv) accelerate the vesting or payment of, or fund or in any other way secure the payment of, compensation or benefits under any Employee Plan, or (v) other than the Company RSUs set forth on Section 5.07 of the Company Disclosure Schedule, grant any equity or equity-linked awards or any other cash bonus, incentive, performance or other incentive compensation;

(o)           take any action which could reasonably be expected to cause, or fail to take any reasonable action to prevent, any change in employee relations which has or is reasonably likely to have a material effect on the productivity, the financial condition, results of operations of any Acquired Company or the relationships between the employees of any such entity and the management of any such entity;

(p)           change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(q)           commence, settle, or offer or propose to settle, (i) any Proceeding involving or against any Acquired Company (other than any Proceeding involving a settlement of $50,000 or less as its sole remedy), (ii) any Shareholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby;

(r)            make or change any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax; file any federal or state income tax return, any other material Tax Return; amend any Tax Return; surrender or forfeit any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(s)            form or acquire any Subsidiaries; or

(t)            agree, resolve or commit to take any of the actions described in clauses “(a)” through “(s)” of this Section 5.01.

Section 5.02         Shareholder Approval.

(a)           On the date of this Agreement, the Company shall duly take all lawful action to obtain the Company Shareholder Approval.  The Company Board of Directors shall make the Company Board Recommendation and shall not (i) withhold, withdraw, amend, modify or qualify in any manner adverse to Parent such recommendation, or (ii) take any action or make any statement in connection with obtaining the Company Shareholder Approval inconsistent with such recommendation.  Promptly following receipt of the Company Shareholder Approval, the Company shall cause its corporate Secretary to deliver a copy of such Company Shareholder Approval to Parent, together with a certificate executed on behalf of the Company by its corporate Secretary certifying that such Company Shareholder Approval has been obtained.  The Company shall provide the Equityholders with such Disclosure Materials as shall be required by Applicable Law (including the CGCL), the Existing Company Articles, the Company’s By-laws and option agreements, which such Disclosure Materials shall be substantially in the form attached hereto as Exhibit F (the “Information Statement”).

(b)           The Company shall, within ten (10) days after the receipt by the Company of the Company Shareholder Approval, notify all holders of Company Capital Stock entitled to receive notice under Chapter 13 of the CGCL that dissenters’ rights are available with respect to their applicable shares of Company Capital Stock.

Section 5.03         No Solicitation; Other Offers.

(a)           From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of its Representatives and each of the Acquired Companies (and each of their respective Representatives) not to, directly or indirectly, except as set forth on Section 5.01(i) of the Company Disclosure Schedule, (i) solicit, initiate, facilitate, support, seek, induce, entertain or encourage, or take any action to solicit, initiate, facilitate, support, seek, induce, entertain or encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Parent, (iii) furnish to any Person other than Parent any information that the Company believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal or (v) submit any Acquisition Proposal or any matter related thereto to the vote of the Shareholders of the Company.  The Company shall, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal, and shall promptly (and in any event within twenty-four (24) hours) provide Parent with: (x) an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal, or any request for information that could reasonably be expected to be used for the purposes of formulating any inquiry, proposal or offer regarding a possible Acquisition Proposal, that is received by any Acquired Company or any Representatives of any Acquired Company from any Person (other than Parent), including in such description the identity of the Person from which such expression of interest, inquiry, proposal, offer or request for information was received (the “Other Interested Party”); and (y) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Other Interested Party or any of the Other Interested Party’s Representatives to any Acquired Company or any Representatives of any Acquired Company or transmitted on behalf of any Acquired Company or any Representatives of any Acquired Company to the Other Interested Party or any of the Other Interested Party’s Representatives.

(b)           Promptly following the execution of this Agreement, the Company shall provide Parent with a certificate signed by the Company’s Chief Executive Officer that shall certify: (i) that the Company has, and has caused its Representatives to have, terminated all existing discussions with any Person (other than Parent) regarding a potential Acquisition Proposal, financing of the Company or similar transaction, and (ii) that the Company has delivered written notices to request the return or destruction of confidential information to all Persons (except for Parent and current shareholders of the Company) with such return or destroy obligations under non-disclosure or similar agreements (except for such non-disclosure or similar agreements that do not relate to a potential Acquisition Proposal, financing of the Company or similar transaction).

Section 5.04         Access to Information.  From the date of this Agreement until the Effective Time, the Company shall and shall cause each other Acquired Company to (a) give Parent and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (b) furnish to Parent and its Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request and (c) instruct the employees, counsel and financial advisors of the Acquired Companies to cooperate with Parent in its investigation of the Acquired Companies.  Any investigation pursuant to this Section 5.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Companies.  Notwithstanding the foregoing, Parent shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information which in the Company’s good-faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability.

Section 5.05         280G Matters.  As soon as practicable following the date of this Agreement, but in no event less than five (5) Business Days prior to the Effective Time, the Company shall (a) obtain and deliver to Parent prior to the initiation of the requisite Shareholder approval procedure under clause (b) from each Person who is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) as of immediately prior to the initiation of such requisite Shareholder approval procedure (each, a “Disqualified Individual”), and who might otherwise have, receive or have the right or entitlement to receive a “parachute payment” (within the meaning of Section 280G of the Code), a waiver of such Disqualified Individual’s rights to all such payments and/or benefits applicable to such Disqualified Individuals (the “Waived Parachute Payments”) so that all remaining payments and/or benefits applicable to such Disqualified Individual shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) submit to its Shareholders for approval (in a manner satisfactory to Parent) by such number of Shareholders in a manner that meets the requirements of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent and the Company reasonably determine may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. All waivers and materials to be submitted to the Shareholders of the Company pursuant to this Section 5.05 shall be subject to review and approval by Parent.

Section 5.06         Termination of Employee Plans; Employee Matters.

(a)           Unless Parent directs the Company otherwise in writing no later than five (5) Business Days prior to the Effective Time, the Company Board of Directors (or the board of directors of the applicable Acquired Company) shall adopt resolutions terminating, effective at least one (1) day, but no more than three (3) Business Days, prior to the Effective Time, any Employee Plan that is intended to qualify under Section 401(a) of the Code (each, a “401(k) Plan”).  Prior to the Effective Time, the Company shall provide Parent with executed resolutions of its Board of Directors (or the board of directors of the applicable Acquired Company), in a form previously reviewed and approved by Parent, authorizing such termination and amending any such 401(k) Plan commensurate with its termination to the extent necessary to comply with all Applicable Laws.  The Company shall also take (and shall cause each applicable Acquired Company to take) such other actions in furtherance of the termination of each 401(k) Plan as Parent may reasonably require, including such actions as Parent may require prior to the Effective Time to support Parent obtaining a determination letter with respect to the termination of each 401(k) Plan following the Effective Time.

(b)           For a period of twelve (12) months following Closing, Parent will provide (or cause one of its Affiliates to provide) to each employee of an Acquired Company who continues in employment with Parent or an Affiliate thereof following the Closing (each, a “Continuing Employee”) with a base salary or hourly wage rate, as applicable, bonus opportunity and benefits (including severance benefits, but excluding stock option or other equity-based compensation) that are no less favorable in the aggregate to those provided to similarly situated employees of Parent or its Affiliates.  Nothing contained in this Agreement shall confer upon any Continuing Employee any right with respect to continuance of employment by Parent or its Affiliates, as applicable, nor shall anything herein interfere with the right of Parent or its Affiliates to terminate the employment of any of the Continuing Employees at any time, with or without cause.

(c)           The Company and Parent acknowledge and agree that all provisions contained in this Section 5.06 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any employees, former employees, any participant in any Employee Plan or any beneficiary thereof or any right to continued employment with any Acquired Company, Parent or any Affiliate of any Acquired Company or Parent, nor shall require any Acquired Company, Parent or any Affiliate of any Acquired Company or Parent to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement.

Section 5.07         Company RSUs.  Prior to the Closing Date, the Company Board of Directors and the Company Shareholders shall take all action necessary to cause the applicable Company Equity Plan to be amended in a form prescribed by Parent so as to permit the Company to grant the Company RSUs to those employees of the Acquired Companies listed on Schedule 5.07 under terms prescribed by Parent.  Following such amendment and immediately prior to the Closing Date, the Company Board of Directors shall take all action necessary to cause the grant of the Company RSUs to occur in accordance with such amended Company Equity Plan and in the manner contemplated by this Section 5.07 and shall be evidenced by an award agreement in a form prescribed by Parent.  All such Company RSUs shall be granted on the terms and conditions and in such amounts to each of the individual employees of the Acquired Companies as set forth on Schedule 5.07.

Section 5.08         Notices of Certain Events.  From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)           any notice or other communication from any Governmental Authority (i) delivered in connection with the transactions contemplated by this Agreement or (ii) indicating that a Permit is revoked or about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to have a Material Adverse Effect;

(c)           any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any Acquired Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.11 or 3.16, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(d)           any inaccuracy in or breach of any representation or warranty (each, an “Update”) or covenant contained in this Agreement; provided that each Update may describe facts, events circumstances, or conditions that:  (i) did not exist on or have changed since the date of this Agreement (“New Information”), or (ii) existed on the date of this Agreement (“Correcting Information”); provided further, that any notice made by the Company pursuant to this Section 5.08(d) shall be in a form reasonably acceptable to Parent and shall (other than with respect to New Information) constitute an acknowledgment by the Company Shareholders and holders of vested Company Options immediately prior to the Merger that the matters set forth therein are indemnifiable under Article 10 (it being understood that the amount of any Damages resulting therefrom shall be determined following the Closing in accordance with Article 10); and

(e)           any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 8 impossible or unlikely;

No such notice or Update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement (except as set forth in Section 10.02(a) with respect to New Information), or (ii) determining whether any of the conditions set forth in Article 8 has been satisfied.

Section 5.09         Consideration Spreadsheet.  At least three (3) Business Days prior to the Closing, the Company shall prepare and deliver to Parent a spreadsheet in the form of Exhibit G (the “Consideration Spreadsheet”), certified by the Chief Executive Officer and Chief Financial Officer of the Company, accurately and completely setting forth the information requested as of the Effective Time.

Section 5.10         Payoff Letters and Invoices.  The Company shall exercise commercially reasonable efforts to obtain and deliver to Parent no later than three (3) Business Days prior to the Closing Date, an accurate and complete copy of: (a) a payoff letter, dated no more than five (5) Business Days prior to the Closing Date, with respect to all Indebtedness, if any, of any Acquired Company owed to such lender and the amounts payable to the lender thereof to (i) satisfy such Indebtedness as of the Closing and (ii) terminate and release any Liens related thereto (each, a “Payoff Letter”); and (b) an invoice from each advisor or other service provider to any Acquired Company, dated no more than three (3) Business Days prior to the Closing Date, with respect to all Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date (each, an “Invoice”).  At or prior to the Closing, the Company shall cancel and terminate all intercompany loans, accounts and balances by and between the Company and any Subsidiary of the Company or by and between any Subsidiaries of the Company without the incurrence of any costs, expenses or other liabilities to the Company or any Subsidiary of the Company.

Section 5.11         Audited Financial Statements.  Prior to the Closing, the Company shall deliver an audited consolidated balance sheet of the Company as of December 31, 2012, and audited consolidated statements of operations, stockholders’ equity and cash flows for the twelve (12)-month period ended on December 31, 2012, which include an audit opinion delivered by BDO USA, LLP with respect to such financial statements (collectively, the “2012 Audited Financial Statements”).  The 2012 Audited Financial Statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated.

ARTICLE 6.
ADDITIONAL COVENANTS OF THE PARTIES

Section 6.01         Commercially Reasonable Efforts.

(a)           The Company shall use commercially reasonable efforts to cause the conditions set forth in Sections 8.01 and 8.02 to be satisfied on a timely basis, and Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Sections 8.01 and 8.03 to be satisfied on a timely basis.

(b)           As promptly as practicable after the execution of this Agreement, each party to this Agreement (i) shall make all filings and give all notices reasonably required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (ii) shall use all commercially reasonable efforts to obtain all Consents required to be obtained (pursuant to any Applicable Law or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement.  Each party shall, upon request of another party and to the extent permitted by Applicable Law or applicable Contracts, promptly deliver to such other party a copy of each such filing made, each such notice given and each such Consent obtained by it.  Without limiting the generality of the foregoing, the parties shall cooperate with, and do all things reasonably requested to assist, one another in the prompt preparation and filing (which filings shall occur no later than ten (10) days after the date hereof) of any filings required under the HSR Act.  The Parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from the United States Federal Trade Commission, the United States Department of Justice and any other applicable Governmental Authority and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act or such other Applicable Law.  Each party shall use its commercially reasonable efforts to obtain expiration or termination of the waiting period under the HSR Act; provided that notwithstanding the foregoing, or any other covenant herein contained, in connection with the expiration or termination of the waiting period under the HSR Act or receipt of any Consent from any Governmental Authority under the HSR Act or under any other Applicable Law, neither the Parent nor any of its Subsidiaries shall be required to divest, sell, license or hold separate material portions of their respective businesses, product lines, properties or assets, or otherwise take or commit to take any action that materially restricts its rights with respect to any of its businesses, product lines, properties or assets, or its ability to retain itself as an entity.  Filing fees required in connection with any filings under the HSR Act and fees required to be paid to any other Governmental Authority for which Parent would be responsible for payment under Applicable Law shall be borne by Parent.

(c)           As promptly as practicable after the execution of this Agreement, the parties shall prepare, prefile, then no earlier than five (5) Business Days thereafter, file with CFIUS a joint voluntary notice pursuant to the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended (“Exon-Florio”) with respect to the transactions contemplated by this Agreement.  Each party to this Agreement shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process as promptly as practicable, and in all cases within the amount of time allowed by CFIUS.  The parties, in cooperation with each other, shall take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process as promptly as practicable.

Section 6.02         Confidentiality; Public Announcements.

(a)           Each Parent Party and the Company hereby acknowledge and agree to continue to be bound by the Non-Disclosure Agreement dated as of May 9, 2012, by and between Ultimate Parent and the Company (the “Confidentiality Agreement”).

(b)           The Company shall not, and the Company shall cause each of its Representatives and the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Parent’s name or refer to Parent directly or indirectly in connection with Parent’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Parent, unless required by Applicable Law.  Notwithstanding anything herein or in the Confidentiality Agreement, the Parent may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Parent may, in its reasonable discretion, determine after consultation with the Company; provided, however, that Parent may make any public disclosure as required by the SEC or FINRA in Parent’s reasonable discretion without prior consultation with the Company.

Section 6.03         Form S-8.  Ultimate Parent shall file with the SEC a registration statement on Form S-8 (or any successor form) relating to the ordinary shares of Ultimate Parent issuable pursuant to the exercise of such Assumed Options and upon the vesting such Assumed RSUs.  Such registration statement shall be filed no later than thirty (30) Business Days after the Effective Time (or as soon as reasonably practicable after the expiration of such thirty (30)-Business Day period that registration of shares on Form S-8 first becomes available to Ultimate Parent), and Ultimate Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any Assumed Options or Assumed RSUs remain outstanding.  Parent shall, within thirty (30) Business Days after the Effective Time, deliver to each holder of an Assumed Option and to each holder of an Assumed RSU a written notice documenting the assumption of the underlying Company Option or Company RSU, as applicable.  Such notice shall specify the number of ordinary shares of Ultimate Parent subject to the Assumed Option, as well as the exercise price per ordinary share of Ultimate Parent subject to such Assumed Option and/or the number of ordinary shares of Ultimate Parent subject to such Assumed RSU, as applicable.

Section 6.04         Indemnification of Officers and Directors.

(a)           Parent Parties agree that all rights to indemnification from the Company for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the current and former directors and officers of the Company listed in Section 6.04 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms following the Effective Time, and Parent shall cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by Applicable Law.

(b)           Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date.

(c)           The provisions of this Section 6.04 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current director and officer of the Company and his or her heirs and personal representatives, and nothing in this Agreement shall affect any indemnification rights that any such current director or officer and his or her heirs and personal representatives may have under the Existing Company Articles or bylaws of the Company or Applicable Law.

ARTICLE 7.
TAX MATTERS

Section 7.01         Tax Periods Ending on or before the Closing Date.  Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date that are filed after the Closing Date.  Parent shall permit the Shareholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall consider such comments in reasonable good faith.  Pursuant to Article 10 but without limiting any of Parent’s rights under Article 10, Parent may recover from the General Escrow Fund an amount equal to such Taxes of the Acquired Companies for such periods.

Section 7.02         Straddle Periods.  Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Companies for all Straddle Periods.  Parent shall permit the Shareholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall consider such comments in reasonable good faith.  Pursuant to Article 10 but without limiting any of Parent’s rights under Article 10, Parent may recover from the General Escrow Fund an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date.  For purposes of this Section 7.02 and Section 10.02(a)(vi), the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (a) in the case of real property, personal property and similar ad valorem Taxes be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (ii) the denominator of which is the number of days in the entire Straddle Period, and (b) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

Section 7.03         Cooperation on Tax Matters.  Parent and the Shareholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which may be reasonably relevant to any such Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent and the Shareholder Representative shall retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority.  The Shareholder Representative shall deliver or make available to Parent on the Closing Date, originals or accurate copies of all such books and records.

Section 7.04         Contest Provisions.  If, subsequent to the Closing, Parent or the Surviving Corporation receives notice of a Tax Contest with respect to any Tax Return for a Pre-Closing Tax Period (a “Pre-Closing Return”) with respect to which Indemnitees claim a right to indemnification under this Agreement, then within fifteen (15) days after receipt of such notice, Parent shall notify the Shareholder Representative of such notice; provided, however, that any failure on the part of Parent or the Surviving Corporation to so notify the Shareholder Representative shall not limit any of the obligations of the Indemnitors under Article 10 (except to the extent such failure prejudices the defense of such Tax Contest).  Parent shall have the right to control the conduct and resolution of such Tax Contest, provided that Parent shall keep the Shareholder Representative reasonably informed of all material developments on a timely basis and Parent shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the Indemnitors’ indemnification obligations under this Agreement without the Shareholder Representative’s written consent, which consent shall not be unreasonably withheld.  “Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

Section 7.05         Characterization of Payments.  Any indemnity payments made pursuant to Article 10 shall constitute an adjustment of the Aggregate Merger Consideration paid by Parent pursuant to Article 2 for Tax purposes and shall be treated as such by all parties on their Tax Returns to the extent permitted by law.

Section 7.06         Transfer Taxes.  All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Company Shareholders.  The Shareholder Representative hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts.

Section 7.07         Certain Information.  The Company agrees to cooperate with Parent and use commercially reasonable efforts to provide any factual information requested by Parent that is reasonably necessary for Parent to determine the limitations, if any, under Sections 382, 383, and 384 of the Code on the net operating losses and other tax attributes of the Acquired Companies.  In furtherance of the foregoing, and without limiting the generality of the foregoing, the Company agrees that, within thirty (30) calendar days after the date hereof, it will use commercially reasonable efforts to provide to Parent the following information for each of the Acquired Companies, determined as of the date hereof (to the extent not already provided to Parent prior to the date hereof): (i) any information known to the Company regarding the ownership of the equity of each of the Acquired Companies from the time such entity was formed through the date of this Agreement (including any capitalization tables, option tables or redemption tables known to the Company with respect to the equity of each of the Acquired Companies showing the ownership of such entity’s stock and/or options, the dates any such stock and/or options were issued or transferred, and the prices and (if applicable) strike prices at which any such stock and/or options were issued), (ii) any information known to the Company regarding any relationships between and/or among the holders of stock and/or options in each of the Acquired Companies, (iii) any valuation-related spreadsheets, memoranda, offering documents, board of directors’ resolutions or similar materials of each of the Acquired Companies that have been prepared by or for the Company in connection with any stock offerings, option issuances, changes in option pricing or redemptions, and (iv) any written analysis known to the Company that has been conducted regarding whether there is any limitation on any of the Acquired Companies’ carryforwards under such Code sections.

ARTICLE 8.
CONDITIONS TO THE MERGER

Section 8.01         Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a)           Requisite Shareholder Approval. The Requisite Shareholder Approval shall be in full force and effect.

(b)           Governmental Approvals.  The applicable waiting period under the HSR Act shall have expired or been terminated, and all notices to, filings with and Consents of Governmental Authorities required to be made or obtained under any Applicable Law in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained and be in full force and effect.  Any review or investigation by CFIUS shall have been concluded, and either (i) Parent shall have received written notice that a determination by CFIUS has been made that there are no issues of national security of the United States sufficient to warrant further review or investigation pursuant to Section 721 of the Defense Production Act, or (ii) the President of the United States shall not have acted pursuant to Section 721 of the Defense Production Act to suspend or prohibit the consummation of the transactions contemplated by this Agreement, and the applicable period of time for the President to take such action to have expired.

(c)           No Injunction.  No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the Merger on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Merger that makes consummation of the Merger illegal.

Section 8.02         Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a)           Representations and Warranties.  Each of (i) the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for Fundamental Representations that speak as of a particular date, which shall be true and correct in all respects as of such date) and (ii) the other representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date), in the case of this clause “(ii)”, without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated in such representations and warranties, and in the case of clauses “(i)” and (ii)” hereof, without taking into account any information set forth in any Update (whether New Information or Correcting Information).

(b)           Covenants.  Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)           Consents.  (i) Each of the Consents set forth in Schedule 8.02(c)(i) shall have been obtained in form and substance reasonably satisfactory to Parent and shall be in full force and effect, (ii) each of the Consents set forth in Schedule 8.02(c)(ii) shall have been obtained in form and substance reasonably satisfactory to Parent and shall be in full force and effect, and (iii) all other Consents required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained in form and substance reasonably satisfactory to Parent and shall be in full force and effect, except in the case of this clause “(iii)” where the failure to obtain any such Consents has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e)           Executed Agreements and Certificates.  Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)                                     the Escrow Agreement, executed by the Shareholder Representative and the Escrow Agent;

(ii)                                  Releases in the form of Exhibit H, executed by each of the Persons listed on Exhibit I;

(iii)                               a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer (the “Company Closing Certificate”) and containing representations and warranties of the Company (A) to the effect that the conditions set forth in Sections 8.02(a), 8.02(b), 8.02(d), 8.02(g), 8.02(h), 8.02(i), 8.02(j) and 8.02(l) have been duly satisfied, (B) specifying the total amount of the Closing Indebtedness (and attaching thereto an accurate and complete copy of each executed Payoff Letter not previously delivered to Parent), and (C) specifying the total amount of the Company Transaction Expenses (and attaching thereto an accurate and complete copy of each Invoice not previously delivered to Parent);

(iv)                              Employment agreements in form and substance satisfactory to the Parent executed by each Key Executive; and

(v)                                 written resignations of all directors and officers of the Acquired Companies requested by Parent, to be effective as of the Effective Time.

(f)                                   FIRPTA Certificate.  Prior to the Closing, the Company shall have delivered to Parent a certificate pursuant to Treasury Regulations section 1.1445-2(c)(3), duly executed and acknowledged, in form and substance reasonably satisfactory to Parent, certifying that interests in the Company are not “U.S. real property interests,” together with the notice required to be mailed to the IRS under Treasury Regulations section 1.897-2(h).

(g)                                  Shareholder Approval.  The Requisite Shareholder Approval shall be in full force and effect, which Requisite Shareholder Approval shall include at least ninety-one percent (91%) of the votes represented by all outstanding Company Capital Stock (on an as-converted to Company Common Stock basis).

(h)                                 Employees.  As of immediately prior to the Closing, (i) at least ninety percent (90)% of the Key Employees and (ii) at least seventy-five percent (75%) of the individuals to whom Parent has extended offers of post-Closing employment with the Parent or the Surviving Corporation (or any of its Subsidiaries) (other than the Key Executives and Key Employees), shall have accepted Parent’s offer of employment to become an employee of Parent or the Surviving Corporation (or any of its Subsidiaries) immediately following the Closing and shall not have evidenced any intention to terminate employment with Parent or the Surviving Corporation following the Closing.

(i)                                     Related Party Transactions.  All Contracts between any Acquired Company, on the one hand, and any Related Person, on the other hand, (other than ordinary course agreements relating to employee compensation and benefits that have been provided to Parent prior to the date of this Agreement) shall have been terminated, including the Rights Agreement and the Voting Agreement.

(j)                                    Dissenters’ Rights.  Holders of no more than two percent (2%) of the outstanding shares of Company Capital Stock (calculated on an as-converted-to-Company-Common-Stock basis) shall have exercised, or remain entitled to exercise, statutory rights to appraisal rights pursuant to the CGCL with respect to such shares of Company Capital Stock.

(k)                                 401(k) Plan.  Unless otherwise directed by Parent under Section 5.06(a), Parent shall have received evidence reasonably satisfactory to it that each 401(k) Plan shall have been terminated.

(l)                                     280G Approval.  Prior to the Closing, the Company shall have delivered to Parent evidence satisfactory to Parent that either (i) any Shareholder vote required pursuant to Section 5.05 was solicited in conformity with Section 280G(b)(5)(B) of the Code and the requisite Shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Shareholder vote (the “280G Approval”) or (ii) the 280G Approval was not obtained and as a consequence, that the Waived Parachute Payments shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the Disqualified Individuals in accordance with Section 5.05.

(m)                             Litigation.  There shall not be pending or threatened by or before any Governmental Authority any Proceeding that (i) seeks to prevent the consummation of the Merger on the terms, and conferring upon the Parent and the Surviving Corporation all of their respective rights and benefits, contemplated herein, or (ii) seeks the award of Damages (in an amount material to the Acquired Companies) payable by, or any other remedy against, Parent or the Surviving Corporation if the Merger is consummated.

(n)                                 Warrants.  Comerica Bank shall have exercised that certain Warrant to Purchase Stock, dated September 7, 2006 and that certain Warrant to Purchase Stock, dated March 10, 2008, in each case, in accordance with the terms thereof, or such warrants shall have been terminated.

Section 8.03                            Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)                                 Representations and Warranties.  Each of the representations and warranties made by the Parent Parties in this Agreement (i) shall have been accurate in all material respects as of the date of this Agreement, without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties, and (ii) shall be accurate in all material respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date), without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties.

(b)                                 Covenants.  Each of the covenants and obligations that Parent Parties are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)                                  Executed Agreements and Certificates.  The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)                                     the Escrow Agreement, executed by Parent and the Escrow Agent; and

(ii)                                  a certificate executed on behalf of Parent by its authorized representative and containing the representation and warranty of Parent that the conditions set forth in Sections 8.03(a) and 8.03(b) have been duly satisfied (the “Parent Closing Certificate”).

ARTICLE 9.
TERMINATION

Section 9.01                            Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the Company Shareholder Approval):

(a)                                 by mutual written agreement of the Company and Parent;

(b)                                 by either the Company or Parent, if (i) the Merger has not been consummated on or before August 14, 2013 and (ii) the conditions set forth in Sections 8.01(b), 8.01(c) and 8.02(c)(i) have been satisfied; provided that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(c)                                  by either the Company or Parent, if the Merger has not been consummated on or before November 14, 2013; provided that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(d)                                 by either Parent or the Company, if a Governmental Authority shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

(e)                                  by Parent if there shall have occurred a Material Adverse Effect;

(f)                                   by Parent, if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company during the thirty (30)-day period after Parent notifies the Company, as applicable in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.01(f) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period unless the Company, as applicable, is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(g)                                  by the Company, if (i) any representation or warranty of any Parent Party contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.03(a) would not be satisfied, or (ii) the covenants or obligations of any Parent Party contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Parent Parties during the thirty (30)-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.01(g) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period unless Parent is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach; or

(h)                                 by Parent at any time before the Company Shareholder Approval has been obtained from holders of at least ninety-one percent (91%) of the outstanding Company Capital Stock (on an as-converted to Company Common Stock basis); provided, that Parent shall not be permitted to terminate pursuant to this clause (h) within the first 48 hours after the execution of this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other party setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 9.02                            Effect of Termination.  If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to the other party hereto; provided that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement or from any claims, causes of action or remedies arising from fraud; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.02 and Article 11, which shall survive any termination of this Agreement.

ARTICLE 10.
INDEMNIFICATION

Section 10.01                     Survival of Representations, Etc.

(a)                                 The representations and warranties made by the Company in this Agreement shall survive the Closing as provided in this Section 10.01(a).  The representations and warranties set forth in Sections 3.01, 3.02, 3.05, 3.21 and 3.26 (each, a “Fundamental Representation”) shall survive until the expiry of the applicable statute of limitations (the “FR Expiration Date”), the representations and warranties set forth in Section 3.16 shall survive until the two (2) year anniversary of the Closing Date (the “IPR Expiration Date”) and, except as provided in Section 10.01(e), all other representations and warranties of the Company shall survive until the date that is fifteen (15) months following the Closing Date (the “General Expiration Date”).  Notwithstanding the foregoing, if at any time prior to the FR Expiration Date, IPR Expiration Date or General Expiration Date, as applicable, any Indemnitee delivers to the Shareholder Representative a written notice alleging the existence of an inaccuracy in or a breach of any of such representation or warranty and asserting a claim for recovery under Section 10.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(b)                                 The representations and warranties made by Parent Parties shall terminate and expire as of the Effective Time, and any liability of Parent Parties with respect to such representations and warranties shall thereupon cease.

(c)                                  The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(d)                                 The parties acknowledge and agree that if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

(e)                                  Notwithstanding anything to the contrary, nothing in this Article 10 or elsewhere in this Agreement (whether a temporal limitation, a dollar limitation or otherwise) shall be construed to limit any of Parent’s or any Indemnitee’s rights or remedies with respect to any claim for fraud or intentional misrepresentation by the Company or any of its Representatives (whether or not such actions have been authorized).

Section 10.02                     Indemnification.

(a)                                 From and after the Effective Time, the Company Shareholders and holders of vested Company Options immediately prior to the Merger (the “Indemnitors”), severally and in proportion to their respective Pro Rata Share, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with: (i) any inaccuracy in or breach of any representation or warranty of the Company as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (ii) any inaccuracy in or breach of any representation or warranty of the Company as if such representation and warranty had been made on and as of the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time) (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); provided that the inaccuracy in or breach of any representation or warranty of the Company in this Agreement deemed made on and as of the Closing Date shall be assessed with reference to all New Information set forth in any Update (but not with respect to any Correcting Information set forth in any Update); (iii) any breach of any covenant or obligation of the Company set forth in this Agreement; (iv) any Closing Indebtedness or Company Transaction Expenses, to the extent not accounted for as a deduction in the determination of the Aggregate Merger Consideration; (v) the exercise of dissenters’ rights by any holder or former holder of Company Capital Stock; (vi) (A) any Taxes of the Acquired Companies with respect to any Pre-Closing Tax Period, and (B) the unpaid Taxes of any Person (other than the Acquired Companies) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise; or (vii) any Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i),” “(ii),” “(iii),” “(iv),” “(v)”, or “(vi)” above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Article 10).

Section 10.03                     Limitations.

(a)                                 The Indemnitors shall not be required to make any indemnification payment pursuant to Section 10.02(a)(i) or Section 10.02(a)(ii) for any inaccuracy in or breach of any of the representations and warranties of the Company in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds an amount equal to $500,000 (the “Deductible”) in the aggregate (it being understood that if the total amount of such Damages exceeds the Deductible, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for such Damages that are in excess of the Deductible).

(b)                                 The maximum liability of the Indemnitors under Sections 10.02(a)(i) and 10.02(a)(ii) shall be equal to $8,000,000.

(c)                                  The limitations set forth in Section 10.03(a) and (b) shall not apply to any claim for fraud or intentional misrepresentation or any claim for indemnification which arises from or is a result of or directly or indirectly connected with, any breach of a Fundamental Representation.  The maximum liability of each Indemnitor under Section 10.02 shall be equal to such Indemnitor’s Pro Rata Share of Aggregate Merger Consideration.

(d)                                 Absent fraud or intentional misrepresentation, the indemnification provisions contained in this Article 10 are intended to provide the sole and exclusive remedy following the Closing as to all Damages any Indemnitee may incur arising from or relating to this Agreement, the Merger or the transactions contemplated hereby (it being understood that nothing in this Section 10.03(d) or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or to be performed after the Closing or any rights arising out of claims Parent or the Surviving Corporation may have under the letters of transmittal delivered pursuant to Section 2.08).  Notwithstanding anything to the contrary set forth herein, Parent may recover from the General Escrow Fund any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with any fraud or intentional misrepresentation of the Company or any of its Representatives (whether or not such actions have been authorized) in connection with the due diligence investigation conducted by or on behalf of Parent in connection with its consideration of the Merger or any of the other transactions contemplated hereby or the negotiation, execution and performance of this Agreement.

Section 10.04                     Claims and Procedures.

(a)                                 If at any time prior to the FR Expiration Date, the IPR Expiration Date or the General Expiration Date, as applicable, Parent determines in good faith that any Indemnitee has a bona fide claim for indemnification pursuant to this Article 10, Parent may deliver to the Shareholder Representative a certificate signed by any officer of Parent (any certificate delivered in accordance with the provisions of this Section 10.04(a) an “Officer’s Claim Certificate”):

(i)                                     stating that an Indemnitee has a claim for indemnification pursuant to this Article 10;

(ii)                                  to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and

(iii)                               specifying in reasonable detail (based upon the information then possessed by Parent) the material facts known to the Indemnitee giving rise to such claim.

No delay in providing such Officer’s Claim Certificate prior to the Expiration Date shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the Indemnitors are actually and materially prejudiced thereby.

(b)                                 At the time of delivery of any Officer’s Claim Certificate to the Shareholder Representative, a duplicate copy of such Officer’s Claim Certificate shall be delivered to the Escrow Agent by or on behalf of Parent (on behalf of itself or any other Indemnitee).

(c)                                  If the Shareholder Representative in good faith objects to any claim made by Parent in any Officer’s Claim Certificate, then the Shareholder Representative shall deliver a written notice (a “Claim Dispute Notice”) to Parent during the thirty (30)-day period commencing upon receipt by the Shareholder Representative of the Officer’s Claim Certificate.  The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Parent in the Officer’s Claim Certificate.  If the Shareholder Representative does not deliver a Claim Dispute Notice to Parent prior to the expiration of such thirty (30)-day period, then (i) each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in Parent’s favor for purposes of this Article 10 on the terms set forth in the Officer’s Claim Certificate and (ii) if cash remains in the General Escrow Fund, then Parent may direct the Escrow Agent to deliver cash from the General Escrow Fund to Parent in accordance with this Section 10.04.

(d)                                 If the Shareholder Representative delivers a Claim Dispute Notice, then Parent and the Shareholder Representative shall attempt in good faith to resolve any such objections raised by the Shareholder Representative in such Claim Dispute Notice.  If Parent and the Shareholder Representative agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Parent and the Shareholder Representative shall be prepared and signed by both parties and, if cash remains in the General Escrow Fund, promptly delivered to the Escrow Agent directing the Escrow Agent to distribute cash from the General Escrow Fund in accordance with the terms of such memorandum.

(e)                                  If no such resolution can be reached during the forty-five (45)-day period following Parent’s receipt of a given Claim Dispute Notice, then upon the expiration of such forty-five (45)-day period, either Parent or the Shareholder Representative may bring suit to resolve the objection in accordance with Sections 11.09, 11.10 and 11.11.  The decision of the trial court as to the validity and amount of any claim in such Officer’s Claim Certificate shall be nonappealable, binding and conclusive upon the Parent, the Shareholder Representative and the Company Shareholders, and Parent and the Shareholder Representative shall promptly direct the Escrow Agent to act in accordance with such decision and distribute cash from the General Escrow Fund in accordance therewith.  Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

Section 10.05                     No Contribution.  No Indemnitor shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

Section 10.06                     Interest.  Each Indemnitee shall be entitled to interest on the amount of its indemnifiable Damages under this Article 10 (for the period commencing as of the date on which such Indemnitor first received notice of a claim for recovery pursuant to this Article 10 and ending on the date on which the liability of such Indemnitor to such Indemnitee is fully satisfied by such Indemnitor in accordance with this Article 10) at a floating rate equal to the rate of interest publicly announced by Citibank, N.A. from time to time as its prime, base or reference rate.

Section 10.07                     Defense of Third-Party Claims.  Except as otherwise provided in Article 7, in the event of the assertion of any claim or the commencement by any Person of any Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnitors may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article 10 (each, a “Claim”), Parent shall have the right, at its election, to proceed with the defense of such Claim on its own.  If Parent so proceeds with the defense of any such Claim:

(a)                                 the Shareholder Representative shall, and shall use commercially reasonable efforts to cause each Indemnitor to, make available to Parent any documents and materials in its possession or control that may be necessary to the defense of such Claim; and

(b)                                 Parent shall not have the right to settle, adjust or compromise such Proceeding without the consent of the Shareholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), it being understood that the Shareholder Representative shall consent to any settlement, adjustment or compromise of such Proceeding that Parent may recommend that (i) requires indemnification under this Article 10 in an amount less than the remaining balance of the General Escrow Fund and (ii) does not otherwise impose any equitable remedy on any Company Shareholder or any of their respective assets.

Parent shall give the Shareholder Representative prompt notice of the commencement of any such Claim against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Shareholder Representative shall not limit any of the obligations of the Indemnitors under this Article 10 (except to the extent such failure actually and materially prejudices the defense of such Proceeding).

Section 10.08                     Insurance.  The calculation of any Damages will reflect the amount of any third party insurance proceeds received in cash by the Indemnitee in respect of such Damages, less (a) any costs or expenses of pursuing such insurance recovery, (b) any deductible or co-payment associated therewith and (c) any “retro-premium” obligations or premium increases in connection therewith.

Section 10.09                     Exercise of Remedies by Indemnitees Other Than Parent.  No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

ARTICLE 11.
MISCELLANEOUS

Section 11.01                     Shareholder Representative.

(a)                                 Each of the Equityholders, by virtue of the adoption of this Agreement and thereby the Merger by the Company Shareholder Approval, hereby appoints GF Private Equity Group, LLC and shall have irrevocably constituted and appointed (and by its execution of this Agreement as Shareholder Representative, GF Private Equity Group, LLC hereby accepts its appointment) as the true, exclusive and lawful agent and attorney-in-fact (the “Shareholder Representative”), of the Equityholders receiving consideration hereunder to act in the name, place and stead of the Equityholders in connection with the transactions contemplated by this Agreement, in accordance with the terms and provisions of this Agreement, and to act on behalf of the Equityholders in any Proceeding involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Shareholder Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power:

(i)                                     to act for the Equityholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Company Shareholders and to transact matters of litigation or other Proceedings;

(ii)                                  to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Shareholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii)                               to execute and deliver all amendments and waivers to this Agreement that the Shareholder Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(iv)                              to receive funds for the payment of expenses of the Equityholders and apply such funds in payment for such expenses;

(v)                                 to do or refrain from doing any further act or deed on behalf of the Equityholders that the Shareholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Equityholders could do if personally present; and

(vi)                              to receive service of process in connection with any claims under this Agreement.

(b)                                 The Shareholder Representative may be removed or replaced only upon delivery of written notice to the Surviving Corporation by the Company Shareholders holding at least a majority of outstanding shares of Company Common Stock as of immediately prior to the Effective Time.  Parent, the Surviving Corporation and any other Person may conclusively and absolutely rely, without inquiry, upon any action, decision, consent or instruction of the Shareholder Representative in all matters referred to herein. The Shareholder Representative may act in reliance upon any instruction, notice, certification, demand, consent, authorization, receipt, power of attorney or other writing delivered to it by any other person other than itself without being required to determine the authenticity or validity thereof or the correctness of any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgment or order. The Shareholder Representative may act in reliance upon any signature believed by it to be genuine, and may assume that such person has been properly authorized to do so.  The Shareholder Representative shall act for the Equityholders on all of the matters set forth in this Agreement in the manner the Shareholder Representative believes to be in the best interests of the Equityholders and consistent with the obligations under this Agreement, but the Shareholder Representative shall not be responsible to the Equityholders for any Damages the Equityholders may suffer by the performance of its duties under this Agreement, other than Damage arising from willful violation of the law or gross negligence in the performance of its duties under this Agreement as determined by a non-appealable order or judgment of a court or tribunal of competent jurisdiction.  Each of the Equityholders agrees that the Shareholder Representative shall be entitled to recover any indemnifiable amounts hereunder or other out-of-pocket costs and expenses reasonably incurred by the Shareholder Representative on demand in connection with actions taken by the Shareholder Representative pursuant to the terms hereof (including the hiring of legal counsel or advisors and the incurring of legal fees and other costs) from the Shareholder Representative Expense Fund. In the event such recovery is precluded or unattainable for over thirty days after demand thereof from the Shareholder Representative Expense Fund, each of the Equityholders severally shall indemnify and hold harmless and shall reimburse Shareholder Representatives from and against such Equityholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Shareholder Representative arising out of or resulting from any action taken or omitted to be taken by the Shareholder Representative under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses determined by a non-appealabe order or judgment of a court or tribunal of competent jurisdiction arising out of or resulting from the Shareholder Representative’s willful violation of the law or gross negligence in the performance of its duties under this Agreement. The Shareholder Representative may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability to the Equityholders in acting in accordance with the opinion and instructions of such counsel.

Section 11.02                     Notices.  All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (e) in the case of notices delivered by Parent or the Company in connection with Section 5.01, on the date delivered if sent by email (with confirmation of delivery), in each case, addressed as follows:

if to Ultimate Parent, Parent or Merger Sub, to:

Mellanox Technologies, Inc.
350 Oakmead Parkway, Suite 100

Sunnyvale, CA 94085
Attention:  Matthew Gloss, Vice President and General Counsel
Facsimile No.: (408) 585-0321
Email: mgloss@mellanox.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94062
Attention:  Mark V. Roeder
Facsimile No.:  (650) 463-2600
Email:  mark.roeder@lw.com

if to the Company prior to the Effective Time, to:

Kotura, Inc.
2630 Corporate Place
Monterrey Park, CA 91745
Attention:  Jean-Louis Malinge
Facsimile No.:  (626) 236-4513
Email: jmalinge@kotura.com

with a copy to (which shall not constitute notice):

Stubbs Alderton & Markiles, LLP
15260 Ventura Blvd., 20th Floor
Sherman Oaks, CA 91403
Attention:  Scott Alderton
Facsimile No.:  (818) 444-4504
Email:  salderton@stubbsalderton.com

if to the Shareholder Representative, to:

GF Private Equity Group, LLC

65 Mercado Street, Suite 123

Durango, CO 81301

Attention: James Thompson
Facsimile No.:  (970) 764-6301
Email:

with a copy to (which shall not constitute notice):

Stubbs Alderton & Markiles, LLP
15260 Ventura Blvd., 20th Floor
Sherman Oaks, CA 91403
Attention:  Scott Alderton
Facsimile No.:  (818) 444-4504
Email:  salderton@stubbsalderton.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 11.03                     Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 11.04                     Certain Matters Regarding Representation.  Stubbs Alderton & Markiles, LLP (“SAM”) has acted as counsel for Company for the benefit of the Shareholders in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”).  SAM has also represented the Company in respect of other matters on or prior to the Effective Time (“Company Engagements”).

(a)                                 If the Merger is completed, the attorney-client privilege with respect to communications between the Company or the Shareholders, on the one hand, and SAM, on the other, made in the course of the Acquisition Engagement and relating to the Acquisition Engagement that, immediately prior to the Effective Time, would be deemed to be privileged communications of the Company or any Shareholder and their counsel and would not be subject to disclosure to Parent in connection with any process relating to a dispute arising under or in connection with this Agreement (“Privileged Acquisition Communications”) shall be deemed to belong solely to the Shareholders and not the Company or any other Person.  Accordingly, neither the Surviving Corporation nor Parent, or any of their respective Affiliates, shall have access to any such Privileged Acquisition Communications, or to the files of SAM relating to the Acquisition Engagement.  Without limiting the generality of the foregoing, upon and after the Effective Time: (i) the Shareholders and SAM shall be the sole holders of the attorney-client privilege, if any, with respect to Privileged Acquisition Communications, and none of the Surviving Corporation or Parent shall be a holder thereof, (ii) to the extent that files of SAM in respect of the Acquisition Engagement constitute property of the client (“Client Files”), only Shareholders shall hold such property rights, and (iii) SAM shall have no duty whatsoever to reveal or disclose any such Privileged Acquisition Communications or Client Files to the Surviving Corporation or Parent by reason of any attorney-client relationship between SAM and the Company or otherwise.  Notwithstanding anything to the contrary herein, if a dispute arises between the Parent, the Company or any of their respective Affiliates, on the one hand, and a third party other than the Shareholders, on the other, after the Closing, then the Company (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications between the Company or the Shareholders, on the one hand, and SAM, on the other, made prior to the Closing and relating to any matter (including Privileged Acquisition Communications).

(b)                                 Parent, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Surviving Corporation and the Ultimate Parent) agrees that, notwithstanding any current or prior representation of the Company by SAM, such firm shall be allowed to represent the Shareholders or the Shareholder Representative in any matters and disputes adverse to Parent, the Surviving Corporation and their respective Affiliates that relate to this Agreement or the other agreements referred to herein or the transactions contemplated hereby or thereby.  Parent, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Surviving Corporation and the Ultimate Parent) hereby (i) waives any claim that Parent, Surviving Corporation or any of their Affiliates has or may have that SAM has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agrees that, if a dispute arises after the Closing between Parent, Surviving Corporation or any of their Affiliates, on the one hand, and Shareholders or Shareholder Representative, on the other hand, then SAM may represent the Shareholders Representatives or any Shareholders in such dispute even though the interests of one or more of such Persons may be directly adverse to Parent, Surviving Corporation or any of their Affiliates and even though SAM may have represented the Company in a matter substantially related to such dispute.  Without limiting the generality of the foregoing, after the Closing, SAM shall be permitted to represent the Shareholders, the Shareholder Representative, or any of their agents and Affiliates, or any one or more of them, in connection with any matter whatsoever, including, without limitation, any negotiation, transaction or dispute (“dispute” includes litigation, arbitration, mediation, negotiation or other adversary proceeding) with the Parent, the Surviving Corporation or any of their agents or Affiliates under or relating to this Agreement or any other agreement referred to herein, any transaction contemplated by this Agreement or any such other agreement, and any related matter, whether or not such matter is related to the Acquisition Engagement.

(c)                                  Each party consents to the arrangements in this Section 11.04 and waives any actual or potential conflict of interest that may be involved in connection with any representation by SAM permitted hereunder.

Section 11.05                     Amendments and Waivers.

(a)                                 Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.06                     Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Merger and the transactions contemplated thereby, shall be paid by the party incurring such cost or expense.

Section 11.07                     Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to an individual who has read that reference and such representations and warranties.

Section 11.08                     Binding Effect; Benefit; Assignment.

(a)                                 The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except with respect to Section 6.04 and Article 10, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)                                 No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.

Section 11.09                     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 11.10                     Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of California or any California state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.02 shall be deemed effective service of process on such party.

Section 11.11                     Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.12                     Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 11.13                     Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.14                     Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.15                     Time is of the Essence.  Time is of the essence with respect to the performance of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

KOTURA, INC.

By:	/s/ Jean-Louis Malinge
Name: Jean-Louis Malinge
Title: Chief Executive Officer

MELLANOX TECHNOLOGIES, INC.

By:	/s/ Matthew Gloss
Name: Matthew Gloss
Title: Vice President and General Counsel

SOLELY FOR THE PURPOSES OF SECTION 2.13 AND ARTICLE 6:

MELLANOX TECHNOLOGIES, LTD.

By:	/s/ Matthew Gloss
Name: Matthew Gloss
Title: Vice President and General Counsel

KARATE SUB, INC.

By:	/s/ Matthew Gloss
Name: Matthew Gloss
Title: Vice President and General Counsel

GF PRIVATE EQUITY GROUP, LLC

By:	/s/ James Thompson
Name: James Thompson
Title: President

[Signature Page to Agreement and Plan of Merger]